Exhibit 10.25

DEED OF LEASE

BETWEEN

NORTHRIDGE OFFICE BUILDING LLC

AND

SPACEFLIGHT INDUSTRIES, INC.

SUITE 300

NORTHRIDGE II AT WOODLAND PARK

13241 WOODLAND PARK ROAD

HERNDON, VIRGINIA

i

30.	Estoppel Certificate; Mortgagee Lease Comments	31

31.	Severability	32

32.	Miscellaneous	32

33.	Brokers	34

34.	Security Deposit and Letter of Credit	34

35.	Quiet Enjoyment	36

36.	Rights of Mortgage Holder	37

37.	Whole Agreement	37

38.	Financial Statements	37

39.	Bundesbank Certification	37

40.	Electricity	38

41.	Renewal Option	38

42.	Right of First Offer	40

43.	Tenant Improvement Work and Allowance	41

44.	Option to Terminate	43

EXHIBITS

“A” – Floor Plan
“B” – Intentionally Omitted
“C” – Tenant Construction Plan
“D” – Tenant Interior Finish Building Standards
“E” – Rules and Regulations
“F” – Cleaning Specifications
“G” – Bundesbank Certification
“H” – HVAC Specifications
“I” – Form Letter of Credit

ii

DEED OF LEASE

1. Parties.

This Lease is made this 28th day of February, 2019, by and between NORTHRIDGE OFFICE BUILDING LLC, a limited liability investing company organized and existing under the laws of the Commonwealth of Virginia, whose address is c/o Jones Lang LaSalle Americas, Inc., 1850 Towers Crescent Plaza, Suite 300, Vienna, VA 22182 hereafter called “Landlord”), and SPACEFLIGHT INDUSTRIES, INC., a Delaware corporation whose present address is 1505 Westlake Ave. North, Suite 600, Seattle, WA 98109 (hereinafter referred to as “Tenant”).

It is hereby agreed by and between Landlord and Tenant, intending to be legally bound, for themselves and for their respective heirs, executors, administrators, successors and assigns, in the manner following, it being understood that the Premises are demised under and subject to the following covenants:

2. Demise.

Landlord does hereby lease and demise to Tenant and Tenant does hereby hire and take from Landlord, for the term and subject to the provisions hereof, the Premises (the “Premises”) shown cross-hatched on the floor plan(s) (the “Floor Plan”) attached hereto as Exhibit “A,” and known as Suite 300 on the third floor of the building (hereinafter referred to as the “Building”) which is the Northridge II at Woodland Park office development (“Northridge II”), having an address of 13241 Woodland Park Road, Herndon, VA, occupying the parcel of land on which the Building is located (the “Land”). The Building and Land are sometimes collectively referred to in this Lease as the “Property”.

3. Term.

(a) This demise shall be for the term (hereinafter referred to as the “Term”) beginning on September 1, 2019 (the “Commencement Date”) and expiring August 31, 2024 (the “Expiration Date”) subject to any renewal, extension or earlier termination as may be further provided in this Lease or otherwise agreed to by Landlord and Tenant in writing.. The “Rent Commencement Date” shall be the first day of the fourth (4th) month following the Commencement Date (there shall be no Fixed Rent payable by Tenant during the three (3) month period beginning on the Commencement Date).

(b) If the Tenant or any person claiming through the Tenant shall have continued to occupy the Premises after the expiration or earlier termination of the Term or any renewal thereof, and if the Landlord shall have consented in writing to such continuation of occupancy, such occupancy (unless the parties hereto shall have otherwise agreed in writing) shall be deemed to be under a month-to-month tenancy. The month-to-month tenancy shall continue until either party shall have notified the other in writing, at least thirty (30) days prior to the end of any calendar month, that the party giving such notice elects to terminate the month-to-month tenancy at the end of that calendar month, in which event, such tenancy shall so terminate. If such occupancy shall have continued without Landlord’s written consent, then such occupancy shall be in violation of this Lease, in which event, Tenant (i) shall be liable for any and all losses, claims, costs, expenses and damages suffered or incurred by Landlord (including, without limit thereto, court costs and counsel fees), whether direct or consequential, whether foreseen or unforeseen as a result of such continued occupancy, and Landlord shall have all of the rights and remedies available under this Lease, or at law or in equity, for such violation and, without limitation of the foregoing clause (i), (ii) will indemnify and hold harmless Landlord from and against all claims and demands made by succeeding tenants against Landlord, founded upon delay by Landlord in delivering possession of the Premises to such succeeding tenant as a result of Tenant’s continued occupancy of the Premises without Landlord’s consent. The rental payable with respect to each monthly period of any month-to-month tenancy (and to each monthly period of continued occupancy which may occur without Landlord’s consent) shall equal one hundred and fifty percent (150%) of the minimum fixed annual rent for the last month’s rent payable under Article 4(b) for the first sixty (60) days of Tenant’s holdover and two hundred percent (200%) of the minimum fixed annual rent for the last month’s rent payable under Article 4(b) thereafter, which would have been payable had this Lease been renewed for a period of twelve (12) full calendar months following the expiration or termination of the Term in the absence of this subparagraph (b). Any month-to-month tenancy arising with Landlord’s consent shall be upon the same terms and subject to the same conditions as those which are set forth in this Lease.

4. Fixed Rent; Annual Operating Costs; Lease Taxes.

(a) Tenant shall pay to Landlord as rent under this Lease the aggregate of:

(i) Fixed Rent (as defined in Article 4(b) of this Lease);

(ii) Tenant’s proportionate share of increases in Annual Operating Costs (as defined in Articles 4(c) and 4(d) of this Lease) over Base Operating Costs (as defined in Article 4(d)(iii) of this Lease); and

(iii) All other sums payable by Tenant to Landlord pursuant to the provisions of this Lease.

(b) Fixed Rent.

(i) The minimum fixed annual rent (the “Fixed Rent”) due each Lease Year of the Term shall be due and payable in lawful money of the United States of America, in equal monthly installments in advance and without prior demand, notice, set-off or deduction on the first day of each and every month during the Term in accordance with the following schedule:

Lease Year	Per/RSF Rate	Monthly Fixed Rent	Annual Fixed Rent
9/1/19 to 8/31/20*	$28.50	$56,377.75	$507,399.75	*
9/1/20 to 8/31/21	$29.28	$57,928.14	$695,137.66
9/1/21 to 8/31/22**	$30.09	$59,521.16	$535,690.46	**
9/1/22 to 8/31/23	$30.92	$61,157.99	$733,895.93
9/1/23 to 8/31/24	$31.77	$62,839.84	$754,078.06

*

There shall be no Fixed Rent payable by Tenant during the three (3) month period beginning on the Commencement Date and expiring on November 30, 2019. The Annual Fixed Rent for the first Lease Year reflects nine (9) months of Monthly Fixed Rent instead of twelve (12).

**

There shall be no Fixed Rent payable by Tenant during the three (3) month period beginning on December 1, 2021 and expiring on February 28, 2022, once Tenant’s termination option set forth in Section 44 has expired without Tenant’s exercise thereof. The Annual Fixed Rent for the third Lease Year reflects nine (9) months of Monthly Fixed Rent instead of twelve (12).

(ii) The Fixed Rent and all other sums payable to Landlord pursuant to or by reason of this Lease shall be payable to Landlord by wire transfer in accordance with the following instructions:

Bank Name:	[*]
ABA#:	[*]
Account Name:	[*]
Account #:	[*]
Swift-Code	[*]

Landlord may reasonably change the manner of payment described above from time to time upon notice to Tenant.

(iii) The first monthly installment of Fixed Rent shall be paid at the time of the signing of this Lease. The term “Lease Year” shall mean each annual period commencing on the Commencement Date and each succeeding anniversary thereof.

(iv) If the Term begins on a day other than the first day of a month, Fixed Rent from the Commencement Date until the first day of the following month shall be prorated and shall be payable in advance on the first day of the Term and, in such event, the installment of Fixed Rent paid at the signing of this Lease shall be applied to the Fixed Rent due for the calendar month in which the Rent Commencement Date falls.

(c) Tenant’s Proportionate Share. As used in this Lease, “the square foot area of the Premises” shall be deemed to be twenty three thousand seven hundred and thirty eight (23,738) square feet, “the total square foot area of the Building” shall be deemed to be one hundred thirty-two thousand two hundred sixty four (132,264) square feet and “Tenant’s proportionate share” shall refer to the percentage relationship between the foregoing, namely 17.95%. The rentable area of the Premises and Building are measured in accordance with the methods specified in the BOMA publication ANSI Z65.1-1996. Tenant recognizes that, as used in this Lease, the total square foot area of the Premises includes a share of the common areas of the Building including Tenant’s pro-rata share of the Building’s conference center and fitness facility.

(d) Annual Operating Costs.

(i) The term “Annual Operating Costs” shall mean the actual costs to Landlord of operating and maintaining the Property (including, without limit, all improvements thereto and fixtures and equipment therein or thereon) during each calendar year of the Term (and any renewals or extensions thereof) including, without limit, the first calendar year during which the Term of this Lease shall have commenced. Such costs shall include, by way of example rather than of limitation, (1) charges or fees for, and taxes on, the furnishing to the Property of water and sewer service, electric energy (including without limitation to the Premises) and, if the Building systems should be converted to receive the same, steam or fuel and other utility services; (2) costs of elevator service and charges or fees for maintenance of the Property, planting, replanting and janitorial service, trash removal, policing, cleaning, restriping, resurfacing, maintaining and repairing all walkways, roadways, parking areas forming part of the Property, maintaining all landscaped areas of the Property; (3) charges or fees for any necessary governmental permits; (4) wages, salaries and benefits of employees of Landlord or any management company engaged by Landlord in connection with the Building, provided such salaries are not also covered by the management fee; (5) management fees which shall be consistent with the management fee for similar quality assets in the Reston/Herndon submarket and do not exceed three percent (3%) of gross receipts; (6) the cost of premiums for hazard, rent, liability, worker’s compensation and other insurance upon the Property or portions thereof; (7) costs arising under service contracts with independent contractors; (8) professional and consulting fees including, without limit, legal and auditing fees that are not incurred in Tenant disputes; (9) repairs, replacements and improvements to the Property which are appropriate for the continued operation of the Building as a first class office building; (10) all real estate taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen including without limitation any state or local business personal property tax, and the Fairfax County, Business, Professional and Occupational License Tax (“BPOL”), assessed or imposed upon the Property other than “Lease Taxes” as defined in Article 4(i) of this Lease (collectively, “Taxes”); if, due to a future change in the method of taxation, any franchise, income, profit or other tax, however designated, shall be levied or imposed in substitution, in whole or in part, for (or in lieu of) any tax or addition or increase in any tax which would otherwise be included within the definition of Taxes, such other tax shall be deemed to be included within Taxes as defined in this Lease; (11) costs related to the maintenance, repair and operation of the Building’s conference center and fitness facility; and (12) the cost of all other reasonable items which, under standard accounting practices, constitute operating or maintenance costs which are attributable to the Property or any portion thereof. The term “Annual Operating Costs” shall not include: (1) depreciation on the Building or equipment; interest on mortgage encumbrances or other financing or refinancing costs; (2) ground rents; income taxes; salaries of executive officers of Landlord; (3) all costs relating to activities for the solicitation and execution of leases of space in the Building, including legal fees, real estate brokers’ commissions, expenses, advertising, moving expenses, design fees, rental concessions, rental credits, tenant improvement allowances, lease assumptions or any other cost and expenses incurred in the connection with the leasing of any space in the Building; (4) any increase in an insurance premium to the extent that such increase is caused or attributable to the use, occupancy or act of another tenant; (5) any cost for which Landlord is reimbursed by insurance proceeds, warranties, service contracts, condemnation proceeds or otherwise; (6) the cost to Landlord in curing its defaults; (7) costs or expenses necessitated by or resulting from the gross negligence of Landlord, its agents or employees; (8) reserves for repairs, maintenance and replacements; (9) acquisition of “Fine Art”; (10) interest or penalties imposed on Landlord as a result of failure to pay real estate taxes in a timely manner; (11) salaries of executive officers of Landlord; (12) cost of electricity that is paid by any tenant for overtime use or paid directly to the service provider and (13) depreciation or expenditures for capital improvements, except (A) those which are intended to reduce operating costs for the Building, (B) those which are decorative in nature and are required to maintain a Class A appearance in the ground floor main lobby, such as re-carpeting and re-wallcovering, or (C) capital expenditures required by law, in any of which cases the cost thereof shall be included in Annual Operating Costs for the calendar year in which the cost shall have been incurred and subsequent calendar years, on a straight line basis, to the extent that such items are amortized over an appropriate period as reasonably determined by Landlord, with an interest factor equal on an annual basis to two percent (2%) plus the Prime Rate (as hereinafter defined) at the time Landlord shall have incurred said costs. The term “Prime Rate” as utilized in this Lease shall mean the rate of interest per annum announced from time to time by The Wall Street Journal or its successor as its prime lending rate (or if such prime lending rate is discontinued, such comparable rate as Landlord reasonably designates by notice to Tenant). All calculations of the Prime Rate made by Landlord concerning a particular month shall be based upon the Prime Rate in effect as of the first day of such month.

(ii) If Landlord shall have leased any item of capital equipment designed to result in savings or reductions in Annual Operating Costs or tenant energy costs applicable to leased space generally, then the costs of having leased such equipment shall be included in Annual Operating Costs for the calendar year in which the costs shall have been incurred and subsequent calendar years, on a straight line basis, to the extent that such items are amortized over such period of time as reasonably can be estimated as the time in which such savings or reductions in Annual Operating Costs are expected to equal Landlord’s costs for such capital equipment or capital expenditure, with an interest factor equal to the Prime Rate at the time of Landlord’s having incurred said costs.

(iii) The term “Base Operating Costs” shall mean the Annual Operating Costs incurred by Landlord during the calendar year 2020.

(iv) For and with respect to each calendar year of the Term (and any renewals or extensions thereof) excluding, however, the first calendar year during which the Term of this Lease shall have commenced, there shall accrue, as additional rent hereunder, and be paid within thirty (30) days after Landlord shall have given to Tenant a statement or statements of the amount due, Tenant’s proportionate share of the increase, if any, of Annual Operating Costs over Base Operating Costs. Notwithstanding the foregoing, Tenant shall not be responsible for increases in Annual Operating Costs and no increases in Annual Operating Costs shall accrue until January 1, 2021.

(v) Anything contained in the foregoing provisions of this Article 4 to the contrary notwithstanding, in any instance in which the Tenant shall have agreed in this Lease or otherwise to provide any item or items of Annual Operating Costs partially or entirely at its own expense, in calculating and allocating increases in Annual Operating Costs over Base Operating Costs pursuant to the foregoing provisions of this subsection, Landlord shall make appropriate adjustments, using reasonable accounting principles, so as to avoid allocating to the Tenant the same such item or items of the Base Operating Costs and Annual Operating Costs (partially or entirely, as aforesaid) being provided to other tenants by Landlord at Landlord’s expense. Subject to the preceding sentence, if during all or part of any calendar year, Landlord shall not furnish any item or items of Annual Operating Costs to any portions of the Building because such portions are not occupied or because such item is not required or desired by the tenant of such portion or such tenant is itself obtaining and providing such item or for other reasons, then, for the purposes of computing the additional rent payable hereunder, the amount of Annual Operating Costs for such period (including without limitation in connection with the calculation of Base Operating Costs) shall be deemed to be increased by an amount equal to the additional costs which would normally have been incurred during such period by Landlord if it had at its own expense furnished such item to such portion of the Building.

(e) Gross Up. If less than one hundred percent (100%) of the Building rentable area shall have been occupied by tenants at any time during the calendar year, Base Operating Costs, or Annual Operating Costs, as the case may be, shall be deemed for such year to be an amount equal to the like expenses which Landlord reasonably determines would normally be incurred had such occupancy been one hundred percent (100%) throughout such year. In no event shall Landlord receive from all tenants in the Building more than 100% of the Annual Operating Expenses. Notwithstanding the foregoing, management fees in Tenant’s Base Year shall be grossed up as if the Building were fully leased, with full rents, regardless of any rental abatements.

(f) Partial Year. If only part of any calendar year shall fall within the Term, the amount computed as additional rent with respect to such calendar year under the provisions of subsection (c) of this Article shall be prorated in proportion to the portion of such calendar year falling within the Term (but the expiration or termination of the Term prior to the end of such calendar year shall not impair the Tenant’s obligation under this Lease to pay such prorated portion of such additional rent with respect to that portion of such year falling within the Term, which shall be paid on demand, as aforesaid).

(g) Payment of Estimated Increase. Anything in this Lease to the contrary notwithstanding, the Landlord shall be entitled to make from time to time during the Term, a reasonable estimate of the amount of additional rent which may become due under this Lease with respect to any calendar year and to require the Tenant to pay to the Landlord, at the time and in the manner in which the Tenant is required under this Lease to pay the monthly installment of the Fixed Rent with respect to such month, with respect to each calendar month during any such calendar year, one-twelfth (1/12) of the amount which Landlord shall have estimated will become payable on account of increases in Annual Operating Costs. Landlord reserves the right during each Lease Year to readjust such monthly estimates from time to time to reflect increases in costs which arise subsequent to the creation of such estimates. In such event, Landlord shall cause the actual amount of the additional rent to be computed and a statement thereof sent to the Tenant as soon as practicable following the end of the calendar year; the Tenant or the Landlord, as the case may be, shall, within thirty (30) days after such statement is sent to Tenant, pay to the other the amount of any deficiency or overpayment, respectively, therein.

(h) Disputes. Any statement furnished to Tenant by Landlord under the preceding paragraph or other provisions of this Article shall constitute a final determination as between Landlord and Tenant of the additional rent due from Tenant for the period represented thereby unless Tenant, within ninety (90) days after a statement is furnished, shall have given a notice to Landlord that Tenant disputes the correctness of the statement, specifying in detail the basis for such assertion. If during such ninety (90) day period Tenant requests reasonable supplemental information to the statement, Tenant shall have thirty (30) days from receipt of such supplemental information to provide notice to Landlord that Tenant disputes the correctness of the statement, specifying in detail the basis for such assertion. Pending resolution of such a dispute, Tenant shall pay the additional rent in accordance with the statement furnished by Landlord. Landlord agrees, upon prior written request, during normal business hours to make available for Tenant’s or Tenant’s representative’s inspection, reasonably acceptable to Landlord, at Landlord’s offices, Landlord’s books and records which are relevant to any items in dispute. Notwithstanding the foregoing, Tenant shall not employ, in connection with any dispute under this Lease, any person or entity who is (1) to be compensated in whole or in part, on a contingency basis, (2) is a competitor of Landlord, which shall not be applicable to Tenant’s real estate broker, and (3) who has not agreed to execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, which non-disclosure agreement will provide that the party will not disclose to any third party, except Tenant’s real estate broker, any of the information obtained in connection with such review. In the event that annual operating costs are overstated by more than five percent (5%) Landlord shall bear the cost of such inspections, no to exceed $5,000.00.

(i) Lease Tax. If federal, state or local law now or hereafter imposes any tax, assessment, levy or other charge (other than any income tax) directly or indirectly upon the Landlord with respect to this Lease or the value thereof, or upon the Tenant’s use or occupancy of the Premises, or upon the rent, additional rent or any other sums payable under this Lease or upon this transaction, except if and to the extent that the same are included in the Annual Operating Costs (all of which are herein called “Lease Taxes”) the Tenant shall pay to the Landlord, as additional rent hereunder and upon demand, the amount of such tax, assessment, levy or other charge, unless the Tenant shall be prohibited by law from paying such tax, assessment levy or other charge, in which event the Landlord shall be entitled, at its election, to terminate this Lease by written notice to the Tenant.

5. Covenant to Pay Rent and Additional Rent; Late Charge.

Tenant shall, without prior demand, notice, setoff or deduction, pay the Fixed Rent and all other sums which may become due by Tenant under this Lease, at the times, at the places and in the manner provided in this Lease. All such other sums shall be payable as additional rent for all purposes whether or not they would otherwise be considered rent. If any payment or any part thereof to be made by Tenant to Landlord pursuant to the terms of this Lease shall have become overdue for a period in excess of ten (10) days, a late charge of two cents ($.02) for each dollar so overdue may be charged by Landlord for the purpose of defraying the expense incident to handling such delinquent payment. Any such unpaid sum (including all unpaid late charges) shall also bear interest from the date when such payment or part thereof was due at the Lease Interest Rate (defined below) or such lesser amount or rate, if any, as represents the maximum amount or rate Landlord lawfully may charge in respect of Tenant in such circumstances. If two of Tenant’s checks are returned unpaid by Landlord’s bank within any given twelve (12) month period all payments of Fixed Rent and other sums due from Tenant under the Lease shall be paid by certified or cashier’s check for the balance of the Term. Nothing herein shall be construed as waiving any rights of Landlord arising out of any defaults of Tenant by reason of Landlord’s assessing or accepting any such late payment, the late charge and interest provided herein is separate and apart from any rights relating to remedies of the Landlord after default by Tenant in the performance or observance of the terms of this Lease. Without limiting the generality of the foregoing, if Tenant shall be in default, after applicable written notice and cure periods, in the performance of any of its obligations under this Lease, Landlord may (but shall not be obligated to do so), in addition to any other rights it may have in law or equity, cure such default on behalf of Tenant and Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including interest thereon at the lesser of (i) Lease Interest Rate or (ii) such lesser rate as represents the maximum rate Landlord lawfully may charge in respect of Tenant in such circumstances, reasonable attorney’s fees and other legal expenses, including also the said late charge and interest on all sums paid and costs incurred by Landlord as aforesaid, which sums and costs together with late charge and interest thereon shall be deemed additional rent hereunder. As used in this Lease, the “Lease Interest Rate” shall mean a compounding per annum rate equal to three percent (3%) plus the Prime Rate. Notwithstanding the foregoing, Tenant may be late paying rent once within any twelve (12) month period without incurring any late fee or interest penalties.

6. Use, Parking and Access.

(a) The Premises are to be used only by Tenant for general office purposes and for no other purpose. Tenant shall not use or occupy the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied, other than as specified in the sentence immediately preceding sentence.

(b) Landlord shall provide surface parking for the Building at a ratio of 3.4 spaces per 1,000 rentable square feet in the Building. In the event that Tenant expands in the Building, the amount of Tenant’s parking spaces shall be increased based on the aforementioned ratio. Tenant shall be permitted the use of Tenant’s proportionate share of the parking spaces made available by Landlord, in areas designated by Landlord from time to time, to Tenant at no additional charge to Tenant during the initial Term, but Landlord may charge for parking during the Renewal Period if other tenants of the Building are charged for parking at the time of such renewal. Parking for Tenant and its employees and visitors shall be on a “first come, first served,” unassigned basis, in common with Landlord and other tenants at the Property, and their employees and visitors, and other persons to whom Landlord shall grant the right or who shall otherwise have the right to use the same.

(c) Tenant shall have twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year access to the Premises, the Building, the Building facilities, the parking facilities and at least one (1) elevator, subject to the provisions of this Lease, including the Rules and regulations on Exhibit “E,” and to use of the freight elevator with the requirement of prior notice to the Building’s management.

7. Assignment and Subletting.

(a) The Tenant shall not mortgage, pledge or encumber this Lease. The Tenant shall not assign this Lease or sublet or underlet the Premises or any part thereof, or permit any other person or entity to occupy the Premises or any part thereof, without on each occasion first obtaining the written consent thereto of the Landlord, which shall not be unreasonably withheld. An assignment within the meaning of this Lease is intended to comprehend not only the voluntary action of Tenant, but also any levy or sale on execution or other legal process against Tenant’s goods or other property of the leasehold, and every assignment of assets for the benefit of creditors, and the filing of any petition or order or any adjudication in bankruptcy or under any insolvency, reorganization or other voluntary or compulsory procedure, and the calling of a meeting of creditors, and the filing by or against Tenant of any petition or notice for a composition with creditors, and any assignment by operation of law. For purposes of the foregoing, a transfer, by any person or persons controlling the Tenant on the date hereof, of such control to a person or persons not controlling the Tenant on the date hereof shall be deemed to be an assignment of this Lease.

(b) If Tenant proposes to assign this Lease or sublet all or any portion of the Premises, Tenant shall, prior to the proposed effective date thereof (the “Effective Date”), deliver to Landlord a copy of the proposed agreement and all ancillary agreements with the proposed assignee or subtenant, as applicable. Landlord shall then have all the following rights, any of which Landlord may exercise by written notice to Tenant given within fifteen (15) business days after Landlord receives the foregoing documents:

(i) With respect to a proposed assignment of this Lease, the right to terminate this Lease on the Effective Date as if it were the Expiration Date, however, this option shall not apply to Permitted Transfers as hereinafter defined;

(ii) With respect to a proposed subletting of the entire Premises for the remainder of the Term, the right to terminate this Lease on the Effective Date as if it were the Expiration Date; or

(iii) With respect to a proposed subletting of less than the entire Premises but fifty percent (50%) or more thereof for the remainder of the Term, the right to terminate this Lease as to the portion of the Premises affected by such subletting on the Effective Date, as if it were the Expiration Date, in which case Tenant shall promptly execute and deliver to Landlord an appropriate modification of this Lease in form reasonably satisfactory to Landlord in all respects.

(iv) If Landlord does not exercise any option as set forth in Sections 7(b)(i)-(ii) within fifteen (15) business days of receiving the documents as outlined in Section 7(b) and has not denied its consent per Section 7(d) during such fifteen (15) business day period, then Tenant shall send Landlord a second notice requesting consent, and if Landlord does not exercise any option as set forth in Sections 7(b)(i)-(ii) within five (5) days thereafter, Tenant’s request shall be deemed approved by Landlord.

(c) Landlord may consent to the proposed assignment or sublease on such terms and conditions as Landlord may reasonably require, including without limitation, the execution and delivery to Landlord by the assignee of an assumption of liability agreement in form satisfactory to Landlord, including an assumption by the assignee of all of the obligations of Tenant and the assignee’s ratification of an agreement to be bound by all of the provisions of this Lease, or, in the case of a sublease, the execution and delivery by the subtenant of a written agreement, in such form and with such terms, covenants and conditions as may be required by Landlord.

(d) Landlord may withhold its consent to the proposed assignment or sublease, provided, however, that if Landlord declines to exercise one of the options set forth in items (i) through (iii) above, Landlord will not unreasonably withhold, condition or delay its consent so long as (i) Tenant is not in an Event of Default of this Lease; (ii) the identity and reputation of proposed assignee or subtenant is consistent in kind or character with other tenants in comparable buildings; (iii) the financial strength of the proposed assignee or subtenant is reasonably acceptable to Landlord and sufficient to perform all of the Tenant’s obligations under this Lease or the sublease, as the case may be; and (iv) the proposed use of the Premises, are reasonably acceptable to Landlord; provided further, however, that Landlord shall in no event be required to consent to any sublease of space to a proposed assignee or subtenant that is (w) a government or any subdivision, agency or instrumentality thereof, (x) a school, college, university or educational institution of any type (whether for profit or non-profit), (y) an employment, recruitment or temporary help, service or agency or (z) another tenant of Landlord at Northridge II if Landlord has comparable space available for lease in the Building.

(e) In the event that Landlord does consent to the assignment or subletting, Tenant shall have one hundred and twenty (120) days from its receipt of Landlord’s notice thereof to enter into the proposed sublease or assignment with the prospective subtenant or assignee described in Tenant’s notice to Landlord. If such sublease or assignment has not been executed within such time period and with such identified assignee or subtenant, the consent given by Landlord shall be considered to have been withdrawn.

(f) No assignment or sublease, whether with or without the Landlord’s consent, shall in any way relieve or release the Tenant from liability for the performance of all terms, covenants and conditions of this Lease.

(g) In the event of any sublease or assignment by Tenant of its interest in the Premises or this Lease or any portion thereof, whether or not consented to by Landlord, each monthly installment of Fixed Rent payable hereunder with respect to the Premises or the portion thereof subject to such subletting or assignment shall be increased by an amount equal to (i) in the case of any subletting, the Excess Rent (defined below) for such portion; and, in the case of any assignment, the Excess Rent payable by the assignee as amortized on a monthly basis over the remaining Term with interest at the Lease Interest Rate (defined at Article 5 hereof). As used herein, “Excess Rent” shall mean a sum equal to fifty percent (50%) of the amount by which the rent and other charges or other consideration paid to Tenant by any subtenant or assignee exceeds the pro rata portion, for each month of such subletting or assignment, of the Fixed Rent and additional rent for such space then payable for such month by Tenant to Landlord pursuant to the provisions of this Lease in the absence of this subsection (d), less the portion applicable to such month, when amortized from the dates incurred over the remaining term of the sublease or assignment, of Tenant’s cost of improvements made or paid for by Tenant to satisfy the needs of the subtenant, the rental abatement provided in the sublease transaction and legal fees, leasing commissions and similar capital costs incurred by Tenant in connection with the assignment or subletting.

(h) If, pursuant to the exercise of the Landlord’s option in 7(b)(iii) above, this Lease terminates as to only a portion of the Premises, the Fixed Rent and Tenant’s Proportionate Share for the additional rent shall be adjusted in proportion to the portion of the Premises affected by such termination, as determined by Landlord; and Tenant, within ten (10) days after demand, shall pay to Landlord Landlord’s cost of any alterations necessary to separate such portion of the Premises from the remainder of the Premises, plus five percent (5) for Landlord’s overhead.

(i) If Landlord exercises any of its options under section 7(b)(i), (ii) or (iii), Landlord may then lease the Premises or any portion thereof to Tenant’s proposed assignee or subtenant, as the case may be, without liability whatsoever to Tenant.

(j) In addition to, and not in lieu of, any other rights and remedies available to Landlord therefor, Landlord shall have the right to terminate this Lease if Tenant seeks to assign, or underlet the Premises without first obtaining Landlord’s written consent. In the event that Landlord exercises said right to terminate, said termination shall become effective on the date that is no earlier than the date Tenant would convey Premises to proposed Subtenant.

(k) Tenant shall have the right without Landlord’s consent to (i) assign this lease to a corporation with which it may merge, acquire, or consolidate, to any parent or subsidiary of Tenant’s, or to a purchaser of substantially all of Tenant’s assets, provided the assignee executes an agreement reasonably required by Landlord assuming Tenant’s obligations and the successor to or assignee of Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant at the signing of this Lease; or (ii) sublet the Premises or any portion thereof to, or to permit occupancy of any portion of the Premises by, any Affiliate (as hereinafter defined), any corporation that acquires substantially all of the assets of Tenant, any corporation into which Tenant is merged and any corporation resulting from a consolidation of Tenant with some other corporation (“Permitted Transfers”). The term Affiliate shall mean any corporation or other entity controlled by, under common control with or which controls Tenant or in which Tenant, directly or indirectly, has more than (50%) or greater voting or ownership interest.

8. Condition of the Premises.

The Premises shall be delivered to Tenant and Tenant shall accept the Premises and the base building systems in their current “AS-IS, WHERE-IS” condition; provided, however, the base building systems shall be in good working order and condition on the Commencement Date.

9. Alterations.

(a) Except for alterations that are (i) non-structural and/or decorative or cosmetic in nature; (ii) cost less than Forty Thousand Dollars and 00/00 ($40,000.00) per occurrence; and (iii) do not interfere into any Building systems and are not visible from outside the Premises (“Cosmetic Alteration”), no alterations, additions or improvements shall be made to the Premises or any part thereof by or on behalf of Tenant without first submitting a detailed description thereof to Landlord and obtaining Landlord’s written approval. Except for in the event of a Cosmetic Alteration or Tenant’s TI work, including any initial improvements for which Tenant pays the cost of, as hereinafter defined, Landlord, at Landlord’s option, shall have the right to oversee the construction of any alteration, addition or improvement constructed by Tenant (a “Tenant Improvement”) and to receive a fee in connection with such oversight activity equal to one percent (1%) of the aggregate of all hard costs related to the Tenant Improvement (collectively, the “TI Costs”). In the event Tenant wishes Landlord to provide any construction management services concerning any Tenant Improvement Landlord shall be entitled to a construction management fee equal to three percent (3%) of the hard TI Costs. All alterations, additions or improvements made by Tenant and all fixtures attached to the Premises shall become the property of Landlord and remain at the Premises or, at Landlord’s option any or all of the foregoing which may be designated by Landlord shall be removed at the cost of Tenant before the expiration or sooner termination of this Lease provided Landlord notified Tenant at the time Tenant seeks Landlord approval that such alteration need be removed at the end of the Term of this Lease and in such event Tenant shall repair all damage to the Premises caused by the installation or removal. Notwithstanding the foregoing, Tenant shall not be required to remove any Cosmetic Alterations, TI Work, phone, data or security and cabling (other than Specialty Alterations) or any alteration that was in place as of the date Tenant took possession of the Premises.

(b) Notwithstanding anything in this Lease to the contrary, before the expiration or sooner termination of this Lease, Tenant shall, unless otherwise directed by Landlord, at Tenant’s expense, remove any Specialty Alterations (as hereinafter defined) and close up any slab penetrations in the Premises, unless any Specialty Alteration or close up slab penetration was in the Premises as of the date Tenant takes possession of the Premises. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Building caused by Tenant’s removal of any Specialty Alterations or Tenant’s property or by the closing of any slab penetrations, and upon default thereof, Tenant shall reimburse Landlord for Landlord’s cost of repairing and restoring such damage. Any Specialty Alterations or Tenant’s property not so removed shall be deemed abandoned and Landlord may retain or remove and dispose of same, and repair and restore any damage caused thereby, at Tenant’s cost and without accountability to Tenant. The term “Specialty Alterations” shall mean any alterations which are not standard office installations, such as kitchens, pantries (other than a kitchen, dishwasher or pantry installed for the use of Tenant’s employees only and of the type normally found in the space of office tenants in comparable buildings), executive bathrooms, raised computer floors, computer room installations, supplemental HVAC equipment and components, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, conveyors, dumbwaiters and non-Building standard life safety systems.

(c) Tenant shall not erect or place, or cause or allow to be erected or placed, any sign, advertising matter, lettering, stand, booth, showcase or other article or matter in or upon the Premises and/or the building of which the Premises are a part, without the prior written consent of Landlord.

(d) Tenant shall not place weights anywhere beyond the safe carrying capacity of the structure in excess of 100 pounds per square foot live load.

10. Rules and Regulations.

The rules and regulations attached to this Lease as Exhibit “E”, and such reasonable additions or modifications thereof as may from time to time be made by Landlord upon written notice to Tenant, shall be deemed a part of this Lease, as conditions, with the same effect as though written herein, and Tenant also covenants that said rules and regulations will be faithfully observed by Tenant, Tenant’s employees, and all those visiting the Premises or claiming under Tenant.

11. Fire or Other Casualty.

If, during the term of this Lease, or any renewal or extension thereof, the Building is so damaged by fire or other casualty that the Premises are rendered unfit for occupancy (whether or not the Premises are damaged), then, at Landlord’s option, the Term of this Lease upon written notice from Landlord given within thirty (30) days after the occurrence of such damage, shall terminate as of the date of the occurrence of such damage. In the event Landlord elects not to terminate this Lease pursuant to the previous sentence, Landlord shall provide Tenant with good faith estimate of the time needed to repair such damage within sixty (60) days of such damage occurring. If the time to repair the damage exceeds two hundred and seventy (270) days, Tenant shall have the right to terminate the Lease as of the date of the occurrence of the damage. In the event of termination by either party, Tenant shall pay the rent apportioned to the time of such termination and Landlord may enter upon and repossess the Premises without further notice. If neither Landlord nor Tenant elects to terminate the Term of this Lease, Landlord, subject to reasonable delays for insurance adjustments and to delays caused by matters beyond Landlord’s reasonable control, will repair whatever portion, if any, of the Premises or of the Building serving the Premises which may have been damaged and Landlord may enter and possess the Premises for that purpose; while the Tenant is deprived of the Premises, the Fixed Rent shall be suspended in proportion to the number of square feet of the Premises rendered untenantable. If the Premises or the Building shall be damaged so that such damage does not render the Premises unfit for occupancy, Landlord will repair whatever portion, if any, of the Premises or of the Building serving the Premises which may have been damaged and Tenant will continue in possession and rent will not be apportioned or suspended. Notwithstanding any other provisions of this Article 11, (a) if any damage is caused by or results from the gross negligence of Tenant, those claiming under Tenant, or their employees or invitees, respectively, rent shall not be suspended or apportioned and Tenant shall pay, as additional rent upon demand, the cost of any repairs, made or to be made, of such damage and of any restorations, made or to be made, as a result of such damage, (b) Landlord shall have no duty to repair or replace any personal property, or any of Tenant’s fixtures or equipment or any alterations, improvements or decorations made by Tenant, or any Tenant Improvements or TI Work, (c) Landlord shall have no liability to Tenant for, and Tenant shall not be entitled to terminate this Lease by virtue of, any delays in completion of repairs and (d) Landlord or Tenant shall have the right to terminate this Lease upon giving written notice to the other party at any time within thirty (30) days after the date of the damage if the Premises is damaged by fire or other casualty during the last twelve (12) months of the Term unless Tenant, having the right to renew the Term pursuant to an express provision contained in this Lease, has effectively extended the Term for a term in excess of one (1) year following the occurrence of the fire or other casualty.

12. Landlord’s Right to Enter.

Tenant will permit Landlord, Landlord’s agents or employees or any other person or persons authorized in writing by Landlord:

(a) to inspect the Premises at any time,

(b) to enter the Premises if Landlord shall so elect for making alterations, improvements or repairs to the Building or for any purpose in connection with the operation or maintenance of the Building, and

(c) to enter and exhibit the Premises to be let in the last twelve (12) months of Term of this Lease.

No such entry shall be treated as a deprivation or interference with Tenant’s use and possession of the Premises. Except in the case of an emergency where no notice is necessary, Landlord will give Tenant at least twenty-four (24) hours prior notice prior to such entry.

13. Insurance.

(a) Tenant will not do or commit any act or thing, or suffer or permit any act or thing to be done or committed, as a result of which any policy of insurance of any kind on or in connection with the Property shall become void or suspended, or the insurance risk on the Building or any other portion of the Property shall (in the opinion of the insuring companies) be rendered more hazardous. Tenant shall pay as additional rent the amount of any increase of premiums for such insurance, resulting from any breach of this covenant.

(b) Tenant shall maintain throughout the Term, at Tenant’s expense:

(i) Commercial General Liability Insurance with coverage limits of not less than $1,000,000 combined single limit for bodily injury, personal injury, death and property damage per occurrence and per location aggregate insuring tenant and naming owner, landlord, partners, shareholders, members, officers, directors, mortgages, agents, representatives and employees (collectively landlord), including without limitation those parties set forth in subsection (c) below, as additional insureds insuring against any and all liability of the insureds with respect to the Premises or arising out of or related to any occurrences within the Premises, Tenant’s use or occupancy of the Premises, the condition of the Premises, the acts or omissions of Tenant and its agents, employees, contractors in the Premises and elsewhere in the Building, the installation, construction and/or maintenance of the Tenant Improvements, TI Work and any other alterations or improvements by Tenant;

(ii) Workers’ Compensation coverages required by law, together with Employers’ Liability coverage with a limit of not less than $1,000,000;

(iii) Property Insurance written on an ISO special causes of loss or similar form, covering the Tenant Improvements, TI Work, all equipment, and contents in an amount of not less than the 100% replacement cost without co-insurance;

(iv) Insurance covering loss of income or business interruption losses for a period of one (1) year;

(v) Product Liability Insurance for merchandise offered for sale or lease from the Premises, including (the this Lease covers premises in which food and/or beverages are sold and/or consumed) liquor liability coverage and coverage for liability arising out of the consumption of food and/or alcoholic beverages on or obtained at the Premises of not less than $1,000,000 per occurrence for bodily injury and death and property damage;

(vi) Automobile Liability Insurance including coverage for Hired Car and Non-Owned automobile liability with coverage limits of not less than $1,000,000 combined single limit for bodily injury and property damage; and

(vii) Umbrella Liability Insurance with coverage for the full limit carried by the Tenant but not less than $5,000,000 covering over the Commercial General Liability, Automobile Liability and Employers’ Liability limits outlined above. The Umbrella Liability limit should be sufficiently high to reflect the exposures presented.

(c) Landlord, Landlord’s property manager, Landlord’s asset manager and Landlord’s mortgagees, shall be named as additional insured on a primary and non-contributory basis as respects General Liability, Automobile Liability, Products Liability and Employers’ Liability outlined above. If Tenant purchases higher limits than the limits required under this Article 13, then the additional insured shall be included to the full limit purchased.

(d) All insurance policies shall be issued by insurance carriers having an A.M. Best rating of A- VIII and licensed to do business in the state where the Building is located.

(e) Landlord shall maintain throughout the Term so-called all-risk or fire (boiler and machinery coverage) and extended coverage insurance upon the Building. The cost of the premiums for such insurance and of any endorsements thereto shall be deemed, for purposes of Article 4 of this Lease, to be part of the costs of operating and maintaining the Property. Landlord shall have the right, at its sole discretion to maintain other insurance as a reasonably prudent landlord would obtain for similar property.

(f) Notwithstanding anything in this Lease to the contrary, each party hereto hereby releases the other party, its agents and employees to the extent of the releasing party’s actual recovery under its insurance policies, from any and all liability for any loss or damage which may be inflicted upon the property of such party, notwithstanding that such loss or damage shall have arisen out of the negligent or intentionally tortious act or omission of the other party, its agents or employees, provided, however, that this release shall be effective only with respect to loss or damage occurring during such times as the appropriate policy of insurance of the party so releasing shall contain a clause to the effect that such release shall not affect the said policy or the right of the insured to recover thereunder; each party hereto shall use reasonable efforts to have such a clause included in its said policies.

14. Repairs and Condition of Premises.

At the expiration or other termination of this Lease, Tenant shall leave the Premises, and during the Term will keep the same, in good order and condition, ordinary wear and tear, damage by fire or other casualty (which fire or other casualty has not occurred through the gross negligence or willful misconduct of Tenant or those claiming under Tenant or their employees or invitees respectively) and repairs to be performed by Landlord under Article 16(a)(v) of this Lease alone excepted; for that purpose and, except as stated in this Lease, Tenant will make all necessary repairs and replacements. Tenant will use every reasonable precaution against fire and will give Landlord prompt notice of any damage to or accident upon the Premises. Tenant will also at all times, subject to Article 16(a)(iv) of this Lease, remove all dirt, rubbish, waste and refuse from the Premises and at the expiration or sooner termination of the Term will also have had removed all its property therefrom, to the end that Landlord may again have and repossess the Premises. Any of Tenant’s property remaining on the Premises on the date of the expiration or termination of the Term shall be deemed abandoned by Tenant and may be removed and disposed of in such manner as Landlord may, at its sole discretion, determine, and Tenant shall reimburse Landlord, upon demand, for the cost of such removal and disposal, plus ten percent (10%) for overhead.

15. Compliance with Law.

Tenant shall comply promptly with all laws and ordinances, including, without limitation, the Americans With Disabilities Act, and all notices, requirements, orders, regulations and recommendations (whatever the nature thereof may be) of any and all the federal, state, county or municipal authorities or of the Board of Fire Underwriters or any insurance organizations, associations or companies, with respect to the Premises and any property appurtenant thereto and any use thereof; Tenant also agrees that it shall not knowingly do or commit any act or thing, or suffer to be done or committed any act or thing anywhere on the Property contrary to any of the laws, ordinances, notices, requirements, orders, regulations and recommendations hereinabove referred to in this Article. Notwithstanding the foregoing, Landlord shall be responsible for any current or future renovations to the Base Building, including restrooms in the common areas not within the Premises, that are needed for the Building to comply with the Americans with Disabilities Act standard (ADA) but not necessitated by Tenant’s particular use within the Premises (as opposed to the permitted use pursuant to Section 6(a)).

16. Services.

(a) Landlord agrees that it shall:

(i) HVAC. Furnish heat, ventilation and air conditioning to the Premises, Monday through Friday from 8:00 AM to 6:00 PM, and Saturday 9:00 AM to 1:00 PM, holidays excepted; holidays, as such term is used in this Lease, shall mean days observed as holidays by the United States government, the Commonwealth of Virginia; heat, ventilation and air conditioning required by Tenant at other times shall be supplied upon reasonable prior notice and shall be paid for by Tenant, promptly upon billing, at such rates as Landlord shall establish therefor (which rate is currently $55 per hour); the air conditioning and heating systems intended to service the Premises have been designed to maintain the inside temperatures set forth on Exhibit “H” hereto; Landlord shall not be responsible for the failure of the air conditioning system to meet the aforesaid performance specifications if such failure results from the occupancy of the Premises in excess of that set forth in Exhibit “H” or if Tenant installs and operates machines and appliances, the installed electrical load of which, when combined with the load of all lighting fixtures, exceeds six (6) watts per rentable square foot of electric load, if the Premises are used in a manner exceeding the aforementioned occupancy and electric load criteria, Tenant shall pay to Landlord, promptly upon billing, Landlord’s costs of supplying air conditioning resulting from such excess, at such rates as Landlord shall establish therefor; if due to use of the Premises in a manner exceeding the aforementioned occupancy and electrical load criteria, or due to rearrangement of partitioning after the initial preparation of the Premises, interference with normal operation of the heating, ventilating or air conditioning in the Premises results, necessitating changes in the system servicing the Premises, such changes may be made by Landlord upon request by Tenant at Tenant’s sole cost and expense, subject to the provisions of section (b) of this Article 16. Tenant agrees at all times to cooperate fully with Landlord and to abide by all of the regulations and requirements which Landlord may prescribe for the proper functioning and protection of the said heating, ventilating and air conditioning system; the foregoing heating, ventilating and air conditioning services shall be subject to any statute, ordinance, rule, regulation, resolution or recommendation for energy conservation which may be promulgated by any governmental agency or organization and which Landlord in good faith may elect to abide by or shall be required to abide by;

(ii) Elevators. Provide passenger elevator service to the Premises during all working days (Saturday, Sunday and holidays excepted) from 8:00 AM to 6:00 PM, with one (1) elevator subject to call at all other times;

(iii) Access. Furnish to Tenant’s employees and agents access to the Premises at all times, subject to compliance with such security measures as shall be in effect for the Building;

(iv) Janitorial. Provide to the Premises janitorial service in accordance with the schedule annexed hereto as Exhibit “F”; any and all additional or specialized janitorial service desired by Tenant shall be contracted for by Tenant directly with Landlord’s janitorial agent and the cost and payment thereof shall be and remain the sole responsibility of Tenant; no trash removal services will be provided by Landlord for the removal of trash or refuse of a character or quantity not customary for normal office users, unless Tenant shall first agree to the payment of Landlord’s cost thereof;

(v) Repairs. Make all structural repairs to the Building, all repairs which may be needed to the mechanical, HVAC, electrical and plumbing systems in and servicing the Premises (excluding repairs to any non-building standard fixtures, supplemental HVAC units and equipment, and/or other improvements installed or made by or at the request of Tenant all of which must be repaired and maintained by the Tenant), and all repairs to exterior windows and glass (including caulking and weatherstripping); in the event that any repair is required by reason of the gross negligence or willful misconduct of Tenant or its agents, employees, invitees or of any other person using the Premises with Tenant’s consent, express or implied, Landlord may make such repair and the cost thereof, plus seven percent (7%) of such cost for Landlord’s overhead, shall be paid by Tenant to Landlord within thirty (30) days after demand, unless Landlord shall have actually recovered or has the right to recover such cost through insurance proceeds;

(vi) Water. Provide hot and cold water, for drinking, lavatory, toilet and ordinary cleaning purposes, at each floor;

(vii) Public Areas. Keep and maintain the public areas and facilities of the Building clean and in good working order, and the sidewalks and parking areas adjoining the Building in good repair and free from accumulations of snow and ice;

(viii) Electricity. Furnish to Tenant electric energy as required by Tenant but in no event exceeding six (6) watts per rentable square foot of electric load for the use of Tenant in the Premises; Landlord shall install and maintain such meters as Landlord shall deem necessary to measure, respectively, the consumption by Tenant and each other tenant of the Building of electric energy in the respective areas of the Building leased to tenants with any submeter installed by Landlord due to Tenant’s use of in excess of six (6) watts per square foot to be installed at Tenant’s expense; Landlord shall not be liable in any way to Tenant for failure or defect in the supply or character of electric energy furnished to the Premises or to the Building by reason of any requirement, act or omission of the public utility serving the Building with electricity or for any other reason whatsoever not attributable to Landlord; Tenant agrees, to the extent, if any, in the future required by any public utility commission operating in the Commonwealth of Virginia or federal or state law as a necessary condition to the supply of electric energy to the Premises, to become an individually metered customer of such public utility, in which event, the Fixed Rent shall be reduced by the cost of such utility and upon receipt of each bill to Tenant from such public utility for electric service to the Premises, Tenant shall pay directly to the public utility company the amount of such bill; Landlord shall furnish and install all building standard replacement tubes, lamps, bulbs and ballasts required in the Premises, at Tenant’s expense as part of Annual Operating Costs; Tenant’s use of electric energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises.

(ix) Signage.

(A) Landlord shall provide Tenant with building standard directory and suite entrance signage at Landlord’s cost. Any modifications to such signage shall be subject to the prior approval of Landlord and Tenant shall be required to pay all costs related to any such modification. Tenant shall have the right to install elevator lobby, reception area signage in Tenant’s reception and signage on Tenant’s suite entry doors with Landlord’s prior written consent, which shall not be unreasonably withheld.

(B) Subject to availability and all applicable laws, including, without limitation, Fairfax County codes and regulations, in the event that, and for as long as, Tenant leases and occupies two full floors of the Building, Tenant, at Tenant’s sole cost and expense, shall have the right to install a sign on the exterior of the Building facing Route 267, subject to Landlord’s prior approval of the size, location and aesthetics of such sign. Tenant shall be responsible at its cost and expense for maintaining, repairing and replacing any such sign so that it remains throughout the Term in good operating condition and in compliance with all applicable laws, and so that its appearance remains throughout the Term consistent with signs at comparable buildings. For the avoidance of doubt, in the event Tenant no longer leases and occupies two full floors of the Building, Tenant’s right to maintain such sign on the exterior of the Building pursuant to this Section 16(a)(ix)(D) shall be extinguished and Tenant shall, at Tenant’s sole cost and expense, promptly remove such sign and repair any damage to the Building caused by such installation and removal.

(C) Before the expiration or earlier termination of this Lease, Tenant shall, at Landlord’s option and Tenant’s sole cost and expense, remove any and all signs or logos installed by or on behalf of Tenant pursuant to this Section 16(a)(ix) and repair any damage to the Building caused by such installation and removal.

(x) Fitness Facility. Throughout the initial Lease Term, Tenant shall be entitled to use the fitness facility on the first floor of the Building at no additional cost to Tenant from Landlord (except to the extent of Tenant’s proportionate share of Annual Operation Costs for Landlord to maintain, make repairs and replacements to, and operate the fitness center), but subject to any rules, regulations and waivers that may be required by the fitness center operator, if any. As of the Execution Date, Landlord has no plans to discontinue the operation of the fitness center in the Building.

(xi) Conference Center. Throughout the initial Lease Term, Tenant shall be entitled to use the conference center on the first floor of the Building at no additional cost to Tenant (except to the extent of Tenant’s proportionate share of Annual Operation Costs for Landlord to maintain, make repairs and replacements to, and operate the conference center). Usage of the conference center is made available to all tenants of the Building on a first come, first served basis and Tenant acknowledges that it may not be afforded use of the conference center when desired if other tenants have previously reserved use thereof for the same time period and Landlord shall have no liability to Tenant whatsoever for any inability of Tenant to use the conference center at any time. As of the Execution Date, Landlord has no plans to discontinue the operation of the conference center in the Building.

(b) Special Equipment. Tenant shall not install any equipment of any kind or nature whatsoever which would or might necessitate any changes, replacements or additions to any of the heating, ventilating, air conditioning, electric, sanitary, elevator or other systems serving the Premises or any other portion of the Building; or to any of the services required of Landlord under this Lease, without the prior written consent of the Landlord. In the event that such consent is granted, such replacements, changes or additions shall be paid for by Tenant. At the expiration or earlier termination of the Term, Tenant shall pay to Landlord Landlord’s cost of restoring such systems to their condition prior to such replacements, changes or additions.

(c) Interruption of Service. In case of accident, strikes, inability to obtain supplies, breakdowns, repairs, renewals or improvements to the Building or replacement of machinery therein, or for other cause pertaining to the Building deemed sufficient by Landlord, the operation of any of the elevators or other machinery or apparatus may be changed or suspended. As to heat, ventilation, air conditioning, cleaning service, electricity and elevator service, and any other services, Landlord shall not be responsible or liable in any way for any failure, interruption or inadequacy in the quantity or quality of the same where caused by war, civil commotion, governmental restrictions, prohibitions or other regulations, strikes, labor disturbances, inability to obtain adequate supplies or materials, casualties, repairs, replacements, or causes beyond Landlord’s reasonable control whether similar or dissimilar to the foregoing. Notwithstanding the foregoing, if, for any reason, there is a failure to furnish the facilities, utilities or services specified in this Lease or a condition exists which interferes substantially with or prevents Tenant’s normal use of the Demised Premises or any part thereof and such interruption of service shall continue for five (5) consecutive business days, the Basic Monthly Rental and Additional Rental shall abate, based upon the portion or portions of the Demised Premises affected by such interruption of service and the degree of adverse effect of the interruption upon the normal conduct of Tenant’s business at the Demised Premises, until such interruption is remedied.

(d) Except in the case of an emergency, Landlord will give Tenant at least four (4) days prior notice if Landlord intends to interrupt any services required to be furnished by Landlord.

17. Notice of Breakage, Fire, Theft.

Tenant shall give to Landlord prompt written notice, but in no event later than forty-eight (48) hours after the occurrence in question, of any

(a) accident or breakage or defects in the window glass, wires, plumbing or heating ventilating or cooling apparatus, elevators or other apparatus, walls or ceiling tiles,

(b) fire or other casualty, or

(c) theft.

18. Release of Landlord.

(a) Except to the extent caused by Landlord’s breach of this Lease, or the gross negligence or willful misconduct and subject to the release by Landlord in Article 13(f), Tenant agrees to indemnify, defend and hold harmless Landlord from and against all claims, losses, liabilities, damages, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including but not limited to reasonable attorneys’ fees and other legal expenses), resulting from claims (i) against Landlord arising from any willful misconduct or gross negligence of Tenant and any subtenants or Tenant’s occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees, relating to any matters occurring in or at the Premises, the Building or the Property, (ii) against Landlord arising from any accident, injury or damage to any person or to the property of any person and occurring in or about the Premises to the extent caused by Tenant’s gross negligence or willful misconduct, and (iii) against Landlord resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed.

(b) Except to the extent caused by Tenant’s breach of this Lease, or the gross negligence of willful misconduct of Tenant, and subject to the release by Tenant in Article 13(f), Landlord agrees to indemnify, defend and hold harmless Tenant from and against all claims, losses, liabilities, damages, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including but not limited to reasonable attorneys’ fees and other legal expenses) incurred by Tenant arising from any accident, injury or damage to any person or the property of any person in or about the Property, including the common areas (specifically excluding the Premises) to the extent attributable to the gross negligence or willful misconduct of Landlord or its tenants and their respective employees, agents, contractors, subcontractors, invitees or licensees.

19. Mechanics’ and Other Liens.

(a) Tenant covenants that it shall not (and has no authority to) create or allow any encumbrance against the Premises, the Property, the Building or any part of any of them or Landlord’s interest therein, except for Tenant’s leasehold interests in the Premises.

(b) Tenant covenants that it shall not suffer or permit to be created, or to remain, any lien or claim thereof (arising out of any work done or services, material, equipment or supplies furnished for or at the request of Tenant or by or for any contractor or subcontractor of Tenant) which is or may become a lien upon the Premises, the Property, the Building or any part of any of them or the income therefrom or any fixture, equipment or similar property therein.

(c) If any lien or claim shall be filed, Tenant, within fifteen (15) days after it becomes made aware of filing thereof, shall cause the same to be discharged of record by payment, deposit, bond or otherwise. If Tenant shall fail to cause such lien or claim to be discharged and removed from record within that period, then, without obligation to investigate the validity thereof and in addition to any other right or remedy Landlord may have, Landlord may, but shall not be obligated to, contest the lien or claim or discharge it by payment, deposit, bond or otherwise; and Landlord shall be entitled, if Landlord so decides, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest and costs. Any amounts so paid by Landlord and all costs and expenses, including attorneys’ fees, incurred by Landlord in connection therewith, together with interest at the Lease Interest Rate from the respective dates of Landlord’s making of the payment or incurring of the cost or expense, shall constitute additional rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord within thirty (30) days after demand.

(d) Notwithstanding anything to the contrary in this Lease or in any other writing signed by Landlord, neither this Lease nor any other writing signed by Landlord shall be construed as evidencing, indicating, or causing an appearance that any erection, construction, alteration or repair to be done, or caused to be done, by Tenant is or was in fact for the immediate use and benefit of Landlord. Further, notwithstanding anything contained herein to the contrary, nothing contained in or contemplated by this Lease shall be deemed or construed in any way to constitute the consent or request on the part of Landlord for the performance of any work or services or the furnishing of any materials for which any lien could be filed against the Premises or the Building or the Property or any part of any of them, nor as giving Tenant any right, power, or authority to contract for or permit the performance of any work or services or the furnishing of any materials for which any lien could be filed against the Premises, the Building, the Property or any part of any of them.

(e) Promptly after the completion of any work or the delivery of any material to the Premises by any contractor, subcontractor or materialman engaged by Tenant, Tenant shall deliver to the Landlord partial and/or final releases of liens (whichever shall be applicable) from each such contractor, subcontractor or materialman for work that has been performed and paid for to date and, upon completion of any project, an affidavit from its contractor that it and all subcontractors and materialmen hired by it have been paid for all work done with respect to the project.

20. Intentionally Omitted.

21. Defaults - Remedies.

If any of the following shall occur:

(a) Tenant does not pay in full when due any and all installments of rent (whether Fixed Rent or additional rent) or any other charge or payment whether or not herein included as rent, within five (5) business days of receiving written notice from Landlord of any overdue payment, except that if Landlord shall have given two such notices of default in the payment of any rent in any twelve (12) month period, Tenant shall not be entitled to any further notice of its delinquency in the payment of any rent until such time as 12 consecutive months shall have elapsed without Tenant having failed to make any such payment when due, and the occurrence of any default in the payment of any Rent within such 12 month period after the giving of two such notices shall constitute an event of default;

(b) Tenant violates or fails to perform or comply with any non-monetary covenant, agreement or condition herein contained within thirty (30) days of receiving written notice from Landlord of Tenant’s failure to comply with any non-monetary obligation of the Lease. Notwithstanding the foregoing, if it is unreasonable for the Tenant to remedy such failure within the aforementioned thirty (30) day period, Tenant shall have sixty (60) days to remedy such failure so long as Tenant initiates the remedy within the initial thirty (30) day period and thereafter diligently promotes the cure to completion as soon as practicable and in any event within such 60 day period;

(c) Tenant abandons the Premises or removes or attempts to remove Tenant’s property therefrom other than in the ordinary course of business without having first paid to Landlord in full all rent and charges that may have become due as well as all which will become due thereafter; or

(d) An involuntary case under the federal bankruptcy law as now or hereafter constituted is commenced against Tenant or any guarantor or surety of Tenant’s obligations under this Lease (“Guarantor”), or under any other applicable federal or state bankruptcy, insolvency, reorganization, or other similar law, or there is filed against Tenant or a Guarantor a petition seeking the appointment of a receiver, liquidator or assignee, custodian, trustee, sequestrator (or similar official) of Tenant or a Guarantor of any substantial part of Tenant’s or a Guarantor’s property, or seeking the winding-up or liquidation of Tenant’s or a Guarantor’s affairs and such involuntary case or petition is not dismissed within sixty (60) days after the filing thereof, or if Tenant or a Guarantor commences a voluntary case or institutes proceedings to be adjudicated as bankrupt or insolvent or consents to the entry of an order for relief under the federal bankruptcy laws as now or hereafter constituted, or any other applicable federal or state bankruptcy or insolvency or other similar law, or consents to the appointment of or taking possession by a receiver or liquidator or assignee, trustee, custodian, sequestrator (or other similar official) of Tenant or a Guarantor of any substantial part of Tenant’s or a Guarantor’s property, or if Tenant or any Guarantor makes any assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due or fails to generally pay its debts as they become due or if Tenant is levied upon and is about to be sold out upon the Premises by any sheriff, marshall or constable or Tenant or its stockholders or Board of Directors or any committee thereof takes any action in contemplation, preparation or furtherance of or for any of the foregoing, or, if Tenant or any Guarantor is a corporation and is dissolved or liquidated,

Then, and in any such event, at the sole option of Landlord,

(i) The whole balance of rent and all other sums payable hereunder for the entire balance of the term of this Lease, herein reserved or agreed to be paid by Tenant, or any part of such rent, charges and other sums, shall be taken to be due and payable from Tenant and in arrears as if by the terms of this Lease said balance of rent, charges and other sums and expenses were on that date payable in advance; and/or

(ii) Landlord may terminate this Lease by written notice to Tenant. If Landlord elects to terminate this Lease, Landlord, in addition to Landlord’s other remedies, may recover from Tenant a judgment for damages equal to the sum of the following:

(A) the unpaid rent and other sums which became due up to the time of such termination plus interest from the dates such rent and other sums were due to the date of the judgment at the Lease Interest Rate; plus

(B) the present value at the time of judgment of the amount by which the unpaid rent and other sums which would have become due (had this Lease not been terminated) after termination until the date of the judgment exceeds the amount of loss of such rental and other sums Tenant proves could have been reasonably avoided; plus

(C) the amount (as discounted at the rate of four percent (4%) per annum) by which the unpaid rent and other sums which would have become due (had this Lease not been terminated) for the balance of the term after the date of judgment exceeds the amount of loss of such rental and other sums that Tenant proves could have been reasonably avoided; plus

(D) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom including, without limitation, the cost of repairing the Premises and reasonable attorneys fees; plus

(E) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable law.

As used in the foregoing clause (B), the “present value at the time of judgment” shall be computed by adding to the rent past due or which would have become due interest at the Lease Interest Rate from the dates such rent was or would have become due to the date of the judgment; and/or

(iii) Landlord may terminate Tenant’s right of possession and may reenter and repossess the Premises by legal proceedings, force or otherwise, without terminating this Lease. After reentry or retaking or recovering of the Premises, whether by termination of this Lease or not, Landlord may, but shall be under no obligation to, make such alterations and repairs, as Landlord may deem then necessary or advisable and relet the Premises or any part or parts thereof, either in Landlord’s name or otherwise, for a term or terms which may at Landlord’s option be less than or exceed the period which otherwise would have constituted the balance of the term of this Lease and at such rent or rents and upon such other terms and conditions as in Landlord’s sole discretion may seem advisable and to such person or persons as may in Landlord’s sole discretion seem best; and whether or not the Premises are relet, Tenant shall be liable for any loss, for such period as is or would have been the balance of the term of this Lease, of rent and all other sums payable under this Lease, plus the cost and expenses of reletting and of redecorating, remodeling or making repairs and alterations to the Premises for the purpose or reletting, the amount of such liability to be computed monthly and to be paid by Tenant to Landlord from time to time upon demand. Landlord shall in no event be liable for, nor shall any damages or other sums to be paid by Tenant to Landlord be reduced by, failure to relet the Premises or failure to collect the rent or other sums from any reletting. Tenant shall not be entitled to any rents or other sums received by Landlord in excess of those provided for in this Lease. Tenant agrees that Landlord may file suit to recover any rent and other sums falling due under the terms of this Article from time to time and that no suit or recovery of any amount due hereunder to Landlord shall be any defense to any subsequent action brought for any other amount due hereunder to Landlord. Tenant, for Tenant and Tenant’s successors and assigns, hereby irrevocably constitutes and appoints Landlord, Tenant’s and their agent to collect the rents due or to become due under all subleases of the Premises or any parts thereof without in any way affecting Tenant’s obligation to pay any unpaid balance of rent or any other sum due or to become due hereunder. Notwithstanding any reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for Tenant’s previous breach.

Whenever Landlord shall have the right to reenter the Premises, it shall have the right to remove all persons and property from the Premises and either treat such property as abandoned or at Landlord’s option store it in a public warehouse or elsewhere at the cost of and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby.

For the purposes of computing “the whole balance of rent and all other sums payable hereunder for the entire balance of the term of this Lease,” “the unpaid rent and other sums which would have become due (had this Lease not been terminated) after termination until the date of the judgment” and “the unpaid rent and other sums which would have become due (had this Lease not been terminated) for the balance of the term after the date of judgment,” as such quoted or any similar phrases are used in this Article 21, the amounts of additional rents which would have been due per year under this Lease shall be such amounts as Landlord shall reasonably estimate to be the per annum rates of additional rent for the calendar year during which this Lease was terminated or during which rent was accelerated, increasing annually on the first day of each calendar year thereafter at the rate of seven percent (7%) per annum compounded.

The parties recognize that no adequate remedy at law may exist for a breach of Articles 6, 7 and 10 hereof. Accordingly, Landlord may obtain specific performance of any provision of Articles 6, 7 and 10 hereof. Neither such right nor its exercise shall limit any other remedies which Landlord may have against Tenant for a breach of such Articles, including, without limitation, all remedies available under this Article 21. The reference herein to specific performance in connection with Articles 6, 7 and 10 shall not preclude the availability of specific performance, in any appropriate case, for the breach or threatened breach of any other provision of this Lease.

In addition to other remedies available to Landlord herein, Landlord may (but shall not be obligated to do so), cure any default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for all costs incurred by Landlord in curing such default, including, without limitation, reasonable attorneys’ fees and other legal expenses, together with interest thereon at the Lease Interest Rate, which costs and interest thereon shall be deemed additional rent hereunder.

As used in this Article 21, the “term” shall include the Term of this Lease and any renewals or extensions thereof to which Tenant shall have become bound.

22. Remedies Cumulative.

All remedies available to Landlord under this Lease and at law and in equity shall be cumulative and concurrent. No termination of this Lease or taking or recovering possession of the Premises shall deprive Landlord of any remedies or actions against Tenant for rent, for charges or for damages for the breach of any covenant or condition herein contained, nor shall the bringing of any such action for rent, charges or breach of covenant or condition, nor the resort to any other remedy or right for the recovery of rent, charges or demands for such breach be construed as a waiver or release of the right to insist upon the forfeiture and to obtain possession. No reentering or taking possession of the Premises, or making of repairs, alterations or improvements thereto, or reletting thereof, shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of such intention be given by Landlord to Tenant. The failure of Landlord to insist upon strict and/or prompt performance of the terms, agreements, covenants and conditions of this Lease or any of them, and/or the acceptance of such performance thereafter shall not constitute or be construed as a waiver of Landlord’s right to thereafter enforce the same strictly according to the tenor thereof in the event of a continuing or subsequent default.

23. Excepted from Premises.

In the event that Exhibits “A” or “C” show as being within the Premises, hallways, passageways, stairways, elevators, or other means of access to and from the Premises or the upper and lower portions of the Building, the space occupied by the said hallways, passageways, stairways, elevators and other means of access, although within the Premises as described hereinabove, shall be taken to be excepted therefrom and reserved to Landlord or to the other lessees of the Building and the same shall not be considered a portion of the Premises. All ducts, pipes, wires or other equipment used in the operation of the Building, or any part thereof, and any space occupied thereby, whether or not within the Premises as described hereinabove, shall likewise be excepted and reserved from the Premises, and Tenant shall not remove or tamper with or use the same and will permit Landlord to enter, upon reasonable notice, the Premises to service, replace, remove or repair the same.

24. Lease Subordinated.

(a) As of the date hereof, there is no mortgage, deed of trust, ground lease or installment sale agreement encumbering any or all of Landlord’s interest or estate in the Premises or the remainder of the Property. This Lease shall be subject and subordinate at all times to the lien of any mortgage, deed of trust, ground lease, installment sale agreement and/or other instrument or encumbrance hereafter placed upon any or all of Landlord’s interest or estate in the Premises or the remainder of the Property and of all renewals, modifications, consolidations, replacements and extensions thereof (all of which are hereinafter referred to collectively as a “mortgage”), all automatically and without the necessity of any further action on the part of the Tenant to effectuate such subordination; provided, however, Landlord shall use commercially reasonable efforts to deliver to Tenant a subordination, non-disturbance and attornment agreement from the holder of any such mortgage on such holder’s standard form. The Tenant shall, at the request of the holder of any such mortgage, attorn to such holder, and shall execute, enseal, acknowledge and deliver, upon demand by the Landlord or such holder, such further instrument or instruments evidencing such subordination of the Tenant’s right, title and interest under this Lease to the lien of any such mortgage, and such further instrument or instruments evidencing and elaborating such attornment, as shall be desired by such holder.

(b) Anything contained in the foregoing provisions of this Article to the contrary notwithstanding, any such holder may at any time subordinate its mortgage to the operation and effect of this Lease, without the necessity of obtaining the Tenant’s consent thereto, by giving notice of the same in writing to the Tenant, and thereupon this Lease shall be deemed to be prior to such mortgage without regard to their respective dates of execution, delivery and/or recordation, and in that event such holder shall have the same rights and obligations with respect to this Lease as though this Lease shall have been executed, delivered and recorded prior to the execution and delivery of such mortgage.

25. Condemnation.

(a) If the whole or a substantial part of the Building shall be taken or condemned for a public or quasi-public use under any statute or by right of eminent domain or private purchase in lieu thereof by any competent authority, Tenant shall have no claim against Landlord and shall not have any claim or right to any portion of the amount that may be awarded as damages or paid as a result of any such condemnation or purchase including, without limit, any right of Tenant to damages for loss of its leasehold; all right of Tenant to damages therefor are hereby assigned by Tenant to Landlord. The foregoing shall not, however, deprive Tenant of any separate award for moving expenses, business dislocation damages or for any other award which would not reduce the award payable to Landlord. Upon the date the right to possession shall vest in the condemning authority, this Lease shall cease and terminate with rent adjusted to such date and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease.

(b) In the event of any temporary eminent domain taking of the Premises or any part thereof for temporary use, this Lease shall not be affected in any manner, the Term shall not be reduced, and the Tenant shall continue to pay in full the Fixed Rent, additional rent and all other sums of money and charges in this Lease reserved and provided to be paid by Tenant. Tenant shall be entitled to receive for itself such portion of any eminent domain award made for such temporary use with respect to the period of the taking which is within the Term; provided that if such temporary taking shall remain in full force at the expiration or earlier termination of this Lease, the award shall be apportioned between Landlord and Tenant in proportion to the respective portions of the period of temporary taking which falls within the Term and which falls outside the Term.

26. Paramount Lease.

If Landlord is or becomes lessee or installment purchaser of the Premises or of the premises of which the Premises are a part, then Tenant agrees that Tenant takes possession subordinate to the interest of Landlord’s lessor or installment seller, its successors and assigns, but notwithstanding the foregoing, in case Landlord’s tenancy or interest as installment purchaser shall terminate either by expiration, forfeiture or otherwise, then Landlord’s lessor or installment seller, its heirs, administrators, executors, successors and assigns, shall have all the rights of Landlord under this Lease, following such termination. In the event of any such termination of Landlord’s tenancy or interest as installment purchaser, Tenant hereby agrees to attorn to Landlord’s lessor, its heirs, administrators, executors, successors and assigns, and to recognize such lessor or installment seller, its heirs, administrators, executors, successors and assigns, as Tenant’s Landlord for the balance of the term of this Lease and any extensions or renewals of this Lease. Tenant shall execute, enseal, acknowledge and deliver, upon demand by Landlord or Landlord’s lessor or installment seller, such further instrument or instruments evidencing such subordination of Tenant’s right, title and interest under this Lease to the interests of such lessor or installment seller and such further instrument or instruments of attornment, as shall be desired by such lessor or installment seller.

27. Notices.

(a) Each notice, demand, request or other communication required or permitted under the terms of this Lease shall be in writing and, unless and until otherwise specified in a written notice by the party to receive it, shall be sent to the parties at the following respective addresses:

If intended for Tenant prior to the Commencement Date:

Spaceflight Industries, Inc.

Attn: General Counsel

1505 Westlake Ave. North, Suite 600

Seattle, WA 98109

If intended for Tenant after to the Commencement Date:

Spaceflight Industries, Inc.

Attn: General Counsel

1505 Westlake Ave. North, Suite 600

Seattle, WA 98109

If intended for Landlord:

Northridge Office Building LLC

c/o Savills Fund Management GmbH

c/o Jones Lang LaSalle Americas, Inc.

3190 Fairview Park Drive, Suite 220

Falls Church, VA 22042

Attn: General Manager

with a copy to:

HQ Capital Real Estate

1290 Avenue of the Americas

New York, NY 10104

Attention: Joseph S. Grubb, Managing Director - Real Estate Asset Management

Notices may be given on behalf of any party by its legal counsel.

(b) Each such notice, demand, request or other communication shall be deemed to have been properly given for all purposes if (i) hand delivered, or (ii) mailed by registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, or (iii) delivered to a nationally recognized overnight courier service for next business day (or sooner) delivery, or

(c) Each such notice, demand, request or other communication shall be deemed to have been received by its addressee, and to have been effectively given, upon the earlier of (i) actual delivery, (ii) refusal of acceptance at the proper address, (iii) the receipt of an email notice with read receipt, or (iv) three (3) business days after deposit thereof at any main or branch United States post office, if sent, in accordance with clause (ii) of subsection (b) of this Article and (v) one (1) business day after delivery to the courier, if sent pursuant to clause (iii) of subsection (b) of this Article.

28. Definition of “the Landlord”.

The word “Landlord” is used herein to include the Landlord named above and any subsequent owner of such Landlord’s interest in the Building in which the Premises are located, as well as their respective heirs, personal representatives, successors and assigns, each of whom shall have the same rights, remedies, powers, authorities and privileges as it would have had had it originally signed this Lease as Landlord, but any such person, whether or not named herein, shall have no liability hereunder after it ceases to hold such interest. No principal of or partner in Landlord, whether disclosed or undisclosed, shall be under any personal liability with respect to any of the provisions of this Lease, and if Landlord shall default in the performance of Landlord’s obligations under this Lease or otherwise, Tenant shall look solely to the equity of Landlord in its interest in the Property for the satisfaction of Tenant’s remedies. It is expressly understood and agreed that Landlord’s liability under the terms, covenants, conditions, warranties and obligations of this Lease shall in no event exceed the loss of Landlord’s equity in its interest in the Property.

29. Definition of “the Tenant”.

As used herein, the term “Tenant” shall be deemed to refer to each and every person and/or entity hereinabove named as such and to such persons’ and/or entities’ respective heirs, personal representatives, successors and assigns, each of whom shall have the same obligations, liabilities, rights and privileges as it would have possessed had it originally executed this Lease as the Tenant. However, no such rights, privileges or powers shall inure to the benefit of any assignee of the Tenant, immediate or remote, unless the assignment to such assignee has been approved in writing by Landlord pursuant to the provisions of this Lease and such assignee shall have executed and delivered to Landlord the written documents required by Landlord referred to hereinbefore. Each and every person hereinabove named as the Tenant shall be bound jointly and severally by the terms, covenants and agreements contained herein. Landlord agrees that no shareholder, director, officer or agent of the Tenant shall have any personal liability with respect to any of the provisions of this Lease and Landlord shall look solely to the assets of the Tenant for, without limitation, the collection of any judgement or the enforcement of any other judicial process requiring the payment of expenditure of money by the Tenant, and no assets of any shareholder, director, officer or agent of the Tenant shall be subject to levy, execution or other judicial process for the satisfaction of Landlord’s claim and, in the event Landlord obtains a judgement against the Tenant, the judgement docket shall be so noted. Notwithstanding the preceding two sentences, Landlord shall not be precluded from pursuing a claim for fraudulent transfer or conveyance by the Tenant or piercing the corporate veil of the Tenant against any appropriate person or entity if the relevant facts reasonably support such a claim under applicable law. This Article shall inure to the benefit of Tenant’s successors and permitted assigns and their respective shareholders, directors, officers and agents.

30. Estoppel Certificate; Mortgagee Lease Comments.

(a) Tenant shall from time to time, within ten (10) days after Landlord shall have requested the same of Tenant, execute, enseal, acknowledge, comment on, as necessary and deliver to Landlord a written instrument in recordable form.

(i) certifying that

(A) this Lease is in full force and effect and has not been modified, supplemented or amended in any way (or, if there have been modifications, supplements or amendments thereto, that it is in full force and effect as modified, supplemented or amended and stating such modifications, supplements and amendments) and that the Lease (as modified, supplemented or amended, as aforesaid) represents the entire agreement among Landlord and Tenant as to the Premises and the leasehold;

(B) the dates to which the Fixed Rent, additional rent and other charges arising under this Lease have been paid, if any;

(C) the amount of any prepaid rents or credits due to Tenant, if any;

(D) the amount of any security deposit provided by Tenant to Landlord; and

(E) if applicable, Tenant has accepted the possession of the Premises and has entered into occupancy of the Premises and the date on which the Term shall have commenced and the corresponding expiration date;

(ii) stating whether or not to the best knowledge of the signer of such certificate all conditions under the Lease to be performed by Landlord prior thereto have been satisfied and whether or not Landlord is then in default in the performance of any covenant, agreement or condition contained in this Lease and specifying, if any, each such unsatisfied condition and each such default of which the signer may have knowledge; and

(iii) stating any other fact or certifying any other condition reasonably requested by Landlord or requested by any mortgagee or prospective mortgagee or purchaser of the Property or of any interest therein. It is intended that any statement delivered pursuant to the provisions of this Article be relied upon by any such purchaser or mortgagee.

(b) Tenant acknowledges that Landlord’s mortgagees and/or beneficiaries under deeds of trust and/or the trustee under a trust indenture for bond holders who shall be providing construction and/or permanent financing for the Building (collectively, “Mortgagees”) may require various changes in the terms of this Lease as a part of and a condition of their financing. Tenant agrees to cooperate and act in good faith in agreeing to such changes in this Lease by written amendments to this Lease which are required by any of the Mortgagees, provided that such changes do not materially affect the Tenant’s rental cost hereunder or change the term hereby demised and provided that such requested changes are of a nature reasonably necessary to protect any such Mortgagees’ security in accordance with usual lending practices. In the event that Tenant shall not agree to a change requested by any of the Mortgagees, then Landlord shall have the right, upon thirty (30) days notice to Tenant, to terminate this Lease and all of Tenant’s right hereunder, and shall refund to Tenant such funds as Tenant may have paid on account of future rent.

31. Severability.

No determination or adjudication by any court, governmental or administrative body or agency or otherwise that any provision of this Lease or of any amendment hereto or modification hereof is invalid or unenforceable in any instance shall affect the validity or the enforceability

(a) of any other provision of this Lease, of such amendment or modification, or any other such amendment or modification, or

(b) of such provision in any other instance or circumstance which is not within the jurisdiction of such court, body or agency or controlled by its said determination or adjudication. Each and every provision hereof and of each such amendment or modification shall be and remain valid and enforceable to the fullest extent allowed by law, and shall be construed wherever possible as being consistent with applicable law.

32. Miscellaneous.

(a) The Building may be designated and known by any name Landlord may choose and such name may be changed from time to time at Landlord’s sole discretion. The titles appearing in connection with various sections of this Lease are for convenience only. They are not intended to indicate all of the subject matter in the text and they are not to be used in interpreting this Lease nor for any other purpose in the event of any controversy.

(b) the term “person” shall be deemed to mean a natural person, a trustee, a corporation, a partnership and any other form of legal entity;

(c) all references in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well. Each and every document or other writing which is referred to herein as being attached hereto or is otherwise designated herein as an exhibit hereto is hereby made a part hereof.

(d) Tenant shall pay upon demand all of Landlord’s costs, charges and expenses, including the fees and out-of-pocket reasonable expenses of counsel, agents and others retained by Landlord, incurred in enforcing Tenant’s obligations hereunder or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord without Landlord’s fault to become involved or concerned.

(e) Landlord shall have the right at any time, and from time to time, during the Term, to unilaterally amend the provisions of this Lease if Landlord is advised by its counsel that all or any portion of the monies paid by Tenant to Landlord hereunder are, or may be deemed to be, unrelated business income within the meaning of the United States Internal Revenue Code or regulations issued thereunder, and Tenant agrees that it will execute all documents or instruments necessary to effect such amendment or amendments, provided that no such amendment shall result in Tenant having to pay in the aggregate a larger sum of money on account of its occupancy of the Premises under the terms of this Lease as so amended, and provided further that no such amendment or amendments shall result in Tenant receiving under the provisions of this Lease less services than it is entitled to receive, nor services of a lesser quality.

(f) No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy allowed for the violation of such provision, even if such violation is continued or repeated, and no express waiver shall affect any provision other than the one(s) specified in such waiver and only then for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any rent due, and the payment of said rent shall not waive or affect said notice, suit or judgment.

(g) It is mutually agreed by and between Landlord and Tenant that they hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises or claim of injury or damage.

(h) Tenant acknowledges and agrees that Landlord and Landlord’s agents have made no representation, agreements, conditions, warranties, understandings, or promises, either oral or written, other than as herein set forth, with respect to this Lease, the Building, the Property, the Premises, or otherwise.

(i) To the extent required under applicable law to make this Lease legally effective, this Lease shall constitute a Deed of Lease executed under seal.

33. Brokers.

Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker, finder or other intermediary to whom a fee or commission is or will become payable in connection with this Lease, other than Jones Lang LaSalle Americas, Inc. (“Landlord’s Broker”) and The Ezra Company (“Tenant’s Broker”). Each of Landlord and Tenant agrees to indemnify, defend and hold the other party and its partners, employees, agents, their officers and partners, harmless from and against any and all claims made by any broker, agent or other intermediary (other than Tenant’s Broker and Landlord’s Broker) for broker’s commission or fee or similar compensation arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease. Landlord agrees to pay the commissions payable to Tenant’s Broker and Landlord’s Broker pursuant to separate agreements.

34. Security Deposit and Letter of Credit.

(a) If any cash security is deposited by Tenant with Landlord as a security deposit under this Lease, such amount shall be retained by Landlord without interest and not in trust or in a separate account as security for the payment by Tenant of the rent herein agreed to be paid and for the faithful performance of the covenants contained in this Lease. If at any time Tenant shall be in default under any of the provisions of this Lease, Landlord shall be entitled, at its sole discretion to apply such security deposit

(i) to payment of

(A) any rent for the payment of which Tenant shall be in default, beyond applicable notice and cure periods as aforesaid,

(B) any expense incurred by Landlord in curing any such default, and/or

(C) any other sums due to Landlord in connection with such default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default; or

(ii) to retain the same in liquidation of all or part of the damages suffered by Landlord by reason of such default. Any portion of such deposit which shall not be utilized for any such purpose shall be returned to Tenant upon the expiration of this Lease and surrender of the entire Premises to Landlord. In the event that Landlord shall apply some or all of the security deposit toward one or more of the items referred to in this Article 34 Tenant shall pay to Landlord an amount equal to the sum so applied in replenishment of the security deposit. Such payment shall be made by Tenant within five (5) business days after Landlord’s request therefor.

(b) Tenant shall deliver to Landlord, upon Tenant’s execution of this Lease, a Letter of Credit (as hereinafter defined) in the amount of one hundred sixty-nine thousand one hundred thirty-three and 25/100 dollars ($169,133.25), as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease. The Letter of Credit shall be in the form of a clean, irrevocable, non-documentary and unconditional letter of credit (the “Letter of Credit”) issued by and drawable upon any commercial bank which is a member of the New York Clearing House Association or other bank satisfactory to Landlord, trust company, national banking association or savings and loan association with offices for banking purposes in the Washington, D.C., metropolitan area or by facsimile (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Rating Service, and has combined capital, surplus and undivided profits of not less than $2,000,000,000. Attached hereto as Exhibit “I” is a form of Letter of Credit that is acceptable to Landlord. The Letter of Credit shall (a) name Landlord as beneficiary, (b) have a term of not less than one year, (c) permit multiple drawings, (d) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (e) otherwise be in form and content satisfactory to Landlord. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term (and in no event shall the Letter of Credit expire prior to the 90th day following the Expiration Date) unless the Issuing Bank sends duplicate notices (the “Non-Renewal Notices”) to Landlord by certified mail, return receipt requested (addressed “Attention: Property Manager”), not less than 60 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in the Washington, D.C., metropolitan area. The Letter of Credit shall be subject in all respects to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590. If, prior to the end of the second Lease Year, no Tenant default shall have occurred and be continuing under this Lease, then as of the first day of the third Lease Year the amount of the Letter of Credit shall be reduced to the amount of one hundred twelve thousand seven hundred fifty-five and 50/100 dollars ($112,755.50). If, prior to the end of the third Lease Year, no Tenant default shall have occurred and be continuing under this Lease and Tenant shall not have exercised its right to terminate under Section 44, then as of the first day of the fourth Lease Year the amount of the Letter of Credit shall be reduced to the amount of fifty-six thousand three hundred seventy-seven and 75/100 dollars ($56,377.75). Tenant may then effectuate said reductions by delivering to Landlord an amendment to the existing Letter of Credit or a replacement Letter of Credit in the reduced amount that otherwise satisfies the requirements in this Section 34(b). In the event the Tenant delivers a new replacement Letter of Credit, the Landlord shall return the existing Letter of Credit to the issuing bank of such existing Letter of Credit within seven (7) business days after the Landlord receives written notice from an authorized representative of such issuing bank confirming the address and the party to whose attention the existing Letter of Credit shall be returned. If at any time Tenant shall be in default under any of the provisions of this Lease or if Landlord receives a Non-Renewal Notice, Landlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, as the case may be:

(i) to payment of

(A) any rent for the payment of which Tenant shall be in default as aforesaid,

(B) any expense incurred by Landlord in curing any such default, and/or

(C) any other sums due to Landlord in connection with such default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default; or

(ii) or as a cash security deposit, unless and until, in the case of Landlord having received a Non-Renewal Notice, Tenant delivers to Landlord a substitute Letter of Credit which meets the requirements of this Article 34. If Landlord applies or retains any part of the proceeds of the Letter of Credit, or cash security, Tenant, upon demand, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full amount thereof on hand at all times during the Term. Landlord shall not be obligated to pay interest on any cash proceeds of the security deposit and Landlord shall not be required to keep any cash proceeds of the security deposit segregated from Landlord’s other funds. If Tenant shall comply with all of the terms, covenants and conditions of this Lease, the Letter of Credit or cash security, as the case may be, shall be returned to Tenant on or within 10 days after the 91st day after the Expiration Date and after delivery of possession of the Premises to Landlord in the manner required by this Lease.

(c) Upon a sale or other transfer of the Property or the Building, or any financing of Landlord’s interest therein, Landlord shall have the right to transfer the Letter of Credit or the cash security to its transferee or lender. With respect to the Letter of Credit, within five business days after notice of such transfer or financing, Tenant, at its sole cost, shall arrange for the transfer of the Letter of Credit to the new landlord or the lender, as designated by Landlord in the foregoing notice or have the Letter of Credit reissued in the name of the new landlord or the lender. Upon such transfer, Tenant shall look solely to the new landlord or lender for the return of the Letter of Credit or such cash security and the provisions hereof shall apply to every transfer or assignment made of the Letter of Credit or such cash security to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit or such cash security and neither Landlord nor its successors or assigns shall be bound by any such action or attempted assignment, or encumbrance.

35. Quiet Enjoyment.

Tenant, upon paying the Fixed Rent, additional rent and all other charges herein provided for and observing and keeping all covenants, agreements and conditions of this Lease on its part to be kept, shall quietly have and enjoy the Premises during the term of this Lease without hindrance or molestation by anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this Lease.

36. Rights of Mortgage Holder.

If the holder of a mortgage covering the Premises shall have given prior written notice to Tenant that it is the holder of such mortgage and such notice includes the address at which notices to such mortgagee are to be sent, then Tenant agrees to give to such holder notice simultaneously with any notice given to Landlord to correct any default of Landlord as hereinabove provided and agrees that the holder of record of such mortgage shall have the right, within the greater of thirty (30) days thereafter or the same period of time accorded Landlord under this Lease after receipt of said notice, to correct or remedy such default before Tenant may take any action under this Lease by reason of such default.

37. Whole Agreement.

It is expressly understood and agreed by and between all the parties hereto that this Lease and any riders attached hereto and forming part hereof set forth all the promises, agreements, warranties, representations and understandings between Landlord and Tenant relative to the Premises and this leasehold, and that there are no promises, agreements, conditions, warranties, representations or understandings, either oral or written, between them other than as herein set forth. It is further understood and agreed that, except as herein otherwise provided, no subsequent alteration, amendment, understanding or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

38. Financial Statements.

Upon the request of Landlord Tenant shall supply to Landlord copies of all of Tenant’s and/or Guarantor’s most recent financial statements then available. Such financial statements shall be provided by Tenant to Landlord within fifteen (15) business days after Landlord’s request therefor and shall be kept confidential but may be disclosed to: (i) the extent required by law; and (ii) Landlord’s employees and advisors (e.g. accountants, attorneys etc.) who are similarly bound by such confidentiality, to the extent necessary for Landlord to exercise its rights and fulfill its obligations under this Lease. In no event shall Tenant be required to provide financials more than once within a 12 month period.

39. Bundesbank Certification.

Under the Statutory Order implementing The Foreign Trade and Payments Act of Germany, Landlord must report to the Bundesbank (the German Federal Bank) payments by companies that have their registered office in the Federal Republic of Germany. These reports are used to prepare the balance-of-payment statistics of the Federal Republic of Germany (the “German Balance of Payments Statistics”). Tenant shall complete and deliver to Landlord the form attached hereto as Exhibit “G” (the “Confirmation”) and either affix Tenant’s seal thereto or have Tenant’s execution thereof acknowledged by a notary public. Tenant shall deliver four (4) original executed Confirmations to Landlord contemporaneously with Tenant’s execution of this Lease.

40. Electricity.

Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the capacity of the electrical equipment serving the Premises or interfere with the electrical service to other Building tenants or exceed six (6) watts per rentable square foot of electric load. If Landlord determines that Tenant’s electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment or of any meters (collectively, “Electrical Equipment”), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s need for excess electricity and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant’s expense, install such additional Electrical Equipment, provided that Landlord, in its reasonable judgment, considering the potential needs of present and future Building tenants and of the Building itself, determines that (a) such installation is practicable and necessary, (b) such additional Electrical Equipment is permissible under applicable governmental requirements, and (c) the installation of such Electrical Equipment will not cause permanent damage or injury to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, interfere with or disturb or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the public utility serving the Building. Any costs incurred by Landlord in connection therewith shall be paid by Tenant within ten (10) business days after the rendition of a bill therefor. Tenant shall not make or perform, or permit the making or performance of, any alterations to wiring installations or other electrical facilities in or serving the Premises or make any additions to the office equipment or other appliances in the Premises which utilize electrical energy (other than ordinary small office equipment) without the prior consent of Landlord, in each instance, and in compliance with this Lease.

41. Renewal Option.

(a) Tenant shall have the right to extend the Term (the “Renewal Option”) for one period of five (5) years commencing on the day following the Expiration Date and ending on the day before the fifth anniversary of its commencement date (such period the “Renewal Period”). The Renewal Option must be exercised, if at all, by written notice given by Tenant to Landlord (the “Renewal Notice”) not later than nine (9) months prior to the Expiration Date. Notwithstanding the foregoing, the Renewal Option shall be null and void and Tenant shall have no right to extend the Term if on the date Tenant exercises the Renewal Option or on the date immediately preceding the commencement date of the Renewal Period: (1) Tenant is in default under this Lease beyond any applicable notice and/or cure period; or (2) Tenant shall have previously assigned this Lease or sublet all or at least fifty percent (50%) of the Premises. During the Renewal Period all of the terms and conditions set forth in this Lease applicable to the Premises during the initial Term shall apply except that the Fixed Rent payable by Tenant for the Premises during the Renewal Period shall be the then-current Fair Market Rent (as hereinafter defined).

(b) For purposes of this Lease, the term “Fair Market Rent” shall mean the rental rate for comparable leased space (not subleased), situated in similar class, established office buildings in the Herndon, VA submarket, in similar physical and economic condition, engaged in then-prevailing ordinary rental market practices with respect to tenant concessions, including without limitation, new base years for operating expenses and real estate taxes, rental abatement concessions, tenant improvements or allowances provided or to be provided, and any other monetary and nonmonetary concessions, if any, being granted to renewal tenants in connection with the comparable space, but excluding the value of improvements made to the Premises by Tenant or at Tenant’s expense. Landlord and Tenant shall endeavor to mutually agree upon the Fair Market Rent within the forty-five (45) day period commencing on Landlord’s receipt of the Renewal Notice. If Landlord and Tenant are unable to agree upon the Fair Market Rent within such forty-five (45) day period, then the Fair Market Rent shall be established by appraisal in accordance with the procedure set forth in Article 41(c) below.

(c) If Landlord and Tenant do not mutually agree upon the Fair Market Rent, within ten (10) days after the expiration of the forty-five (45) day period referred to therein, each party hereto, at its cost, shall engage a real estate appraiser to act on its behalf in determining the Fair Market Rent. The appraisers shall each have at least ten (10) years’ experience with leases in similar class office buildings in the Herndon, VA submarket. If a party does not appoint an appraiser within such ten (10) day period but an appraiser is appointed by the other party, the single appraiser appointed shall be the sole appraiser and shall set the Fair Market Rent within thirty (30) days after the expiration of such ten (10) day period. If the two appraisers are appointed by the parties as stated herein, such appraisers shall meet promptly and attempt to set the Fair Market Rent. If such appraisers are unable to agree within thirty (30) days after appointment of the second appraiser (the “Decision Date”), the appraisers shall select a third appraiser (the “Neutral Appraiser”) meeting the qualifications specified above in this subsection (c) within ten (10) days after the Decision Date. Each of the parties hereto shall bear one-half (1/2) the cost of appointing the Neutral Appraiser and of the cost of the Neutral Appraiser’s fee. The Neutral Appraiser shall be a person who has not previously acted in any capacity for either party. Within thirty (30) days after the selection of the Neutral Appraiser, the majority of the appraisers shall set the Fair Market Rent. If a majority of the appraisers are unable to set the Fair Market Rent within such thirty (30) day period each appraiser shall, within fifteen (15) days thereafter, render a separate appraisal. If the lowest of such appraisals is not less than ninety percent (90%) of the highest appraisal, then the three appraisals shall be averaged and the result shall be the Fair Market Rent. If the lowest of such appraisals is less than ninety percent (90%) of the highest appraisal, then the Fair Market Rent shall be deemed the rent set forth in the appraisal submitted by an appraiser appointed by a party that is closest in dollar amount to the appraisal submitted by the Neutral Appraiser.

(d) If the Fair Market Rent has not been determined by the commencement date of the Renewal Period, Tenant shall pay the Fixed Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Fair Market Rent has been determined. Upon such determination, the Fixed Rent for the Premises shall be retroactively adjusted to the commencement of the Renewal Period. If such adjustment results in an underpayment of Fixed Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Fixed Rent by Tenant, Landlord shall credit such overpayment against the next installment of Fixed Rent and additional rent due under this Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Fixed Rent.

(e) If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Fixed Rent and other mutually agreeable appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after the final determination of the Fair Market Rent and Tenant shall execute and return the Renewal Amendment to Landlord within thirty (30) days after receipt.

42. Right of First Offer.

Provided Tenant is not then in default of any obligations under this Lease beyond any applicable notice and cure periods and provided further that Tenant is occupying the entire Premises, subject to the initial leasing of any space vacant as of the Commencement Date and to the rights of other tenants of the Building as of the date hereof and to the conditions hereafter enumerated, Tenant shall have a right of first offer (the “Right of First Offer”) with respect to any (i) space on the second floor of the Building (the “Second Floor Offer Space”) and (ii) space on the fourth floor of the Building (the “Fourth Floor Offer Space”, together with the Second Floor Offer Space, the “First Offer Space”). Subject to the conditions set forth herein, if (i) at any time during the Term of this Lease, the Second Floor Offer Space, or any portion thereof, becomes available for lease, or (ii) during the Term of this Lease, the Fourth Floor Offer Space, or any portion thereof, first becomes available for lease, Landlord shall offer such space by written notice to Tenant (the “Availability Notice”) upon then-current market terms, including the Fair Market Rent for comparable leased space (not subleased), situated in similar class, established office buildings in the Herndon, VA submarket, in similar physical and economic condition, engaged in then-prevailing ordinary rental market practices with respect to tenant concessions, including without limitation, rental abatement concessions, tenant improvements or allowances provided or to be provided, and any other monetary and nonmonetary concessions, if any, being granted to tenants in connection with comparable space (collectively, the “Offered Terms”). For the avoidance of doubt, the Fourth Floor Offer Space shall be made available to Tenant only on a one-time basis. Tenant shall have ten (10) business days after Tenant’s receipt of the Availability Notice to notify Landlord in writing that Tenant wishes to lease the designated First Offer Space on the Offered Terms. If Tenant delivers an Acceptance Notice to Landlord within such ten (10) business day period, Landlord and Tenant shall promptly execute an amendment to this Lease adding the First Offer Space to the Premises upon the Offered Terms and such other terms and conditions to which Landlord and Tenant have agreed upon therein. If Tenant fails to deliver an Acceptance Notice to Landlord within such ten (10) business day period, or if Tenant responds within such ten (10) business day period but an amendment to this Lease is not executed within thirty (30) days of Tenant’s response, then Tenant shall be deemed to have elected not to lease such First Offer Space, and Tenant’s Right of First Offer with respect to such First Offer Space shall thereafter be deemed null and void, and Landlord shall have the right to lease all or any part of such First Offer Space to any third party. If Tenant delivers an

Acceptance Notice to Landlord within such ten (10) business day period, but challenges the determination of the Fair Market Rent, the Fair Market Rent shall be determined according to the procedure set forth in Section 41(c). Notwithstanding anything contained in this Lease to the contrary: (1) the rights granted to Tenant under this Article 42 are intended to be personal to Tenant and may not be exercised by any assignee or sublessee of Tenant; and (2) Landlord shall have no obligation to offer any First Offer Space to Tenant during the twenty-four (24) months immediately preceding the Expiration Date, unless Tenant has theretofore exercised its right pursuant to Article 41 above to renew this Lease for the Renewal Period.

43. Tenant Improvement Work and Allowance

(a) Tenant shall, in a good and workmanlike manner, perform all work necessary to cause the Premises to be improved and completed in accordance with the plan attached hereto as Exhibit “C” and made a part hereof and also in accordance with Landlord’s customary tenant interior finish building standards attached hereto as Exhibit “D” and made a part hereof (collectively, the “TI Work”).

(b) Landlord shall provide Tenant with a tenant improvement allowance in the amount of six hundred fifty-two thousand seven hundred five and 00/100 dollars ($652,795.00), based on twenty-seven and 50/100 dollars ($27.50) per rentable square foot in the Premises (the “TI Allowance”), payable as follows: (i) three hundred twenty-six thousand three hundred ninety-seven and 50/100 dollars ($326,397.50), based on thirteen and 75/100 dollars ($13.75) per rentable square foot in the Premises (the “Initial TI Allowance”) will be available to Tenant as of the Commencement Date; and (ii) three hundred twenty-six thousand three hundred ninety-seven and 50/100 dollars ($326,397.50), based on thirteen and 75/100 dollars ($13.75) per rentable square foot in the Premises (the “Second TI Allowance”) will be available to Tenant as of December 1, 2021, if, and only if, Tenant does not exercise its option to terminate set forth in Section 44 hereof.

(c) The TI Allowance shall be used to reimburse Tenant for (i) the construction fees and costs paid and incurred by Tenant in performance of the TI Work; (ii) the cost of architectural, mechanical, electrical and plumbing plans prepared by Tenant’s architect, at Tenant’s expense, including space planning required for permitting, construction and demising of the entire Premises; (iii) design, MEP and architectural services related to the TI Work; and (iv) the costs of materials and labor, permits, and general contractor’s overhead and profit. Tenant may apply up to one hundred percent (100%) of the TI Allowance towards rental abatement.

(d) Tenant shall be charged a construction management fee equal to one percent (1%) of the total hard costs, of the TI Work. In addition, Tenant shall reimburse Landlord for the actual cost that Landlord reasonably incurs to have engineers, architects or other professional consultants review Tenant’s plans and work in progress, or inspect the completed TI Work.

(e) All portions of the Initial TI Allowance must be requested by Tenant by December 31, 2020. In the event that Tenant fails to request or use all or any portion of the Initial TI Allowance by December 31, 2020, the Initial TI Allowance shall be applied as rental abatement to the next monthly installment of Fixed Rent. If applicable, all portions of the Second TI Allowance must be requested by Tenant by December 31, 2022. In the event that Tenant fails to request or use all or any portion of the Second TI Allowance by December 31, 2022, the Second TI Allowance shall be applied as rental abatement to the next monthly installment of Fixed Rent.

(f) All plans and specifications for the TI Work and any amendments or supplements thereto, shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld. Tenant may not make TI Allowance disbursement requests more frequently than once per month and such requests must be accompanied by presentation by Tenant to Landlord of invoices and/or other documentation in form reasonably satisfactory to Landlord evidencing Tenant’s expenditure of the sum(s) for which Tenant is seeking reimbursement. In order to receive disbursements of the TI Allowance, Tenant shall be required to make a payment application to Landlord utilizing an AIA payment application form and to submit with such application partial lien releases for all contractors, subcontractors and materialmen performing work through the date of the proposed disbursement designated by Landlord (“Designated Parties”). Before Tenant shall be permitted to receive its final disbursement of the TI Allowance, Tenant shall be required to provide to Landlord final lien releases from all Designated Parties as well as a certificate(s) of occupancy for the work from all applicable governmental entities, and a set of final as-built drawings (in CAD format if specified by Landlord). All payments of the TI Allowance shall be subject to the precondition that Tenant is not then in default beyond any applicable notice and/or cure period under this Lease.

(g) All TI Work shall be subject to the following terms and conditions:

(i) the architect, engineer(s), contractor(s), subcontractors and/or materialmen retained by Tenant to perform the TI Work and their respective contracts shall each be subject to the prior approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall have the right, in accordance with Section 7(a), to make any cosmetic changes to include paint and carpet.

(ii) all space planning, drawings, design drawings and specifications applicable to the TI Work shall be provided by Tenant’s architect and shall be subject to the prior approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

(iii) Tenant shall be responsible for the preparation of the mechanical, electrical and plumbing drawings and all other plans and drawings required to obtain all requisite governmental permits and/or approvals for the TI Work, all of which shall be subject to the prior approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

(iv) Tenant shall perform all TI Work in such a manner as to not unreasonably disturb other tenants of the Building.

(v) All core drilling, if any, shall take place during non-business hours and shall be subject to such rules and regulations as Landlord shall reasonably establish.

(vi) All TI Work shall be performed in compliance with all applicable governmental laws, rules and regulations.

(vii) Tenant shall be required to obtain all requisite governmental permits and approvals (and to provide copies of all of the same to Landlord) before commencing any TI Work.

(viii) The performance by Tenant’s contractors, subcontractors and materialmen of all TI Work shall be subject to compliance with Landlord’s rules and procedures to be followed by all contractors working in or around the Building as may be promulgated by Landlord (e.g. as to the protection of non-construction areas; contractor insurance requirements; the removal of trash and debris; work scheduling; elevator access; connection to utility lines; security; safety; contractor parking etc.).

44. Option to Terminate

Tenant shall have a one-time right to terminate the Lease prior to the Expiration Date, such early termination to be effective at the end of the third Lease Year (the “Early Termination Date”), in accordance with, and subject to, the provisions of this Section 44. In order to exercise such option to terminate (a) Tenant must give Landlord written notice of termination (“Early Termination Notice”) at least nine (9) months prior to the Early Termination Date, and (b) Tenant must not be then (i.e. at the time the Early Termination Notice is given) in default, beyond notice and applicable cure period, in the payment of Fixed Rent or additional rent payable pursuant to this Lease. Tenant must pay to Landlord in full ninety (90) days prior to the Early Termination Date, an amount equal to the sum of (A) the unamortized amount of Landlord’s transaction costs relating to this Lease which shall solely include the cost and expense of the Initial TI Allowance, legal fees and brokerage commissions paid by Landlord incurred in connection with Tenant’s early termination of the Lease, plus (B) interest on all of the foregoing such costs calculated at eight percent (8%) per annum from the date incurred to the Early Termination Date. If Tenant shall exercise its early termination right as set forth above, Tenant agrees to continue to pay Landlord all Fixed Rent, additional rent and other amounts payable by Tenant under this Lease that accrue to and including the Early Termination Date (Tenant acknowledges that it may receive invoices after the Early Termination Date for charges that accrued to and including the Early Termination Date but were not capable of being calculated on or before the Early Termination Date, and Tenant agrees that it shall promptly pay such invoices within 30 days after receipt thereof). If the Term of this Lease is thus terminated, Tenant shall surrender the Premises to Landlord on the Early Termination Date in the condition required by the Lease as if the Early Termination Date were the scheduled expiration date of the Term of this Lease.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year aforesaid.

LANDLORD			TENANT:
NORTHRIDGE OFFICE BUILDING LLC			SPACEFLIGHT INDUSTRIES, INC.

By:	/s/ Dirk Struckmann		By:	/s/ Brian E. O’Toole
		Dirk Struckmann	Name:	BRIAN E. O’TOOLE
	Title:	Head of Compliance	Its:	President

By:	/s/ Schöllhorn Walter
Schöllhorn Walter
	Title:	Head of Trustee

EXHIBIT “A”

FLOOR PLAN

EXHIBIT “B”

INTENTIONALLY OMITTED

EXHIBIT “C”

TENANT CONSTRUCTION PLAN

EXHIBIT “D”

TENANT’S INTERIOR FINISH

BUILDING STANDARDS

Drywall:	5/8” gypsum wall board either side of 2 1⁄2” wide 25 gauge metal studs spaced 24” on center. Partition is to the underside of suspended ceiling tile. Taped and bedded at drywall joints, ready for painted finish.

Paint:	One primer coat and one finish coat of premium grade flat latex applied to all interior wall surfaces.

Base:	Building standard resilient wall base (RB). 6” high cove continuous roll rubber

Doors:	3’-0” x 8’-0” x 1 3⁄4 “thick solid core doors with premium grade veneer finish (both sides).

Frames:	3’-0” full height clear anodized aluminum frame to accommo3’-0” full height door. Three (3) silencers (Grey color) for single door frame.

Hardware:	Polished stainless steel, lever latchset with 2 pair of 4 1⁄2” hinges. Floor mounted doorstop.

Lockset:	Polished stainless steel keyed lever lockset with interior deadbolt thumb turn at suite entrances.

Ceiling Tile:	2’ x 2’ LAY-IN Tile – ARMSTRONG “CIRRUS 75” (Or approved equal).

Ceiling Grid:	Armstrong Silhouette 7600 series (white) 9/16” grid.

Carpet:	40 oz. face weight. Glue down installation.

VCT:	Armstrong 12” x 12” x 1/8” vinyl composition tile.

Lighting:	Fenestra Series 204/4BX Size: 24” x 48” x 6 1⁄4” DAY-BRITE 2” x 4” parabolic with three 32W T8 lamps with air handling (return air) capability.

Switches:	White plastic toggle switches flush mounted with stainless steel cover plates.

Outlets:	110 volts duplex, flush mounted with stainless steel cover plate.

Phone Outlets:	Box with pull string in wall to plenum space. Cover plates by Telephone contractor

Perimeter HVAC:	Flush mounted 4’- 0” linear supply air diffusers: Return air slot diffusers as required per design.

Interior:	24” x 24” perforated supply diffusers with flex ducts connections as required per design.

Thermostats:	One Siemens Series 2000 (interactive) Room Temperature Sensor for each HVAC zone per floor (color Beige).

Sprinklers	Concealed sprinkler head with white cover plates to match ceiling finish.

Fire Extinguisher:	Wall mounted fire extinguisher as required by Code

Exit Lights:	L E D ceiling mounted exit sign with white finish.

Smoke Detectors:	Edwards System Technology (EST) Intelligent Photo Detector.

Any deviation from the building standard items outlined herein must be specifically approved in advance by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.

2

EXHIBIT “E”

RULES AND REGULATIONS

1. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades, screens or other obstructions shall be attached to or hung in or used in connection with any exterior window or entry door of the Premises, without the prior written consent of Landlord.

2. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed to any part of the outside of the Premises or Building or on the inside of the Premises if the same can be seen from the outside of the Premises without the prior written consent of Landlord.

3. The grills, louvers, skylights, windows and doors that reflect or admit light and/or air into the Premises, halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant.

4. Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

5. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress or egress to and from the Premises and for delivery of merchandise and equipment in prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.

6. Except in those areas designated by Tenant as “security areas,” additional locks or bolts of any kind which shall not be operable by the Grand Master Key for the Building shall not be placed upon any of the doors or windows by Tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by said Grand Master Key. Tenant, upon the termination of its tenancy, shall turn over to Landlord all keys of stores, offices and toilet rooms, either furnished to or otherwise procured by Tenant and in the event of the loss of any keys furnished by Landlord, Tenant shall pay to Landlord the cost thereof.

7. Tenant shall keep the entrance door to the Premises closed at all times.

8. There shall not be used in any space or in the public halls of the Building, either by Tenant or by jobbers or any others in the moving or delivery or receipt of safes, freight, furniture, packages, boxes, crates, paper, office material or any other matter or thing, any hand trucks except those equipped with rubber tires, side guards and such other safeguards as Landlord shall specify shall be used.

9. Except as set forth in this Lease, no employee, visitor or contractor of Tenant shall be permitted to have access to the Building’s roof, mechanical, electrical or telephone rooms/closets without permission from Landlord.

10. Tenant shall not make or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Building or neighboring buildings or premises or those having business with them.

11. Except to the extent approved by Landlord in connection with initial tenant improvement work or any alterations, Tenant shall not lay floor tile, or other similar floor covering so that the same shall come in direct contact with the floor of the Premises and, if such floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

12. Neither Tenant, nor any of Tenant’s servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Premises any flammable, combustible or explosive fluid, chemical or substance except such minimal quantities that are incidental to normal office occupancy. No fire arms may be brought onto the Property or into the Building at any time.

13. Tenant shall not use or keep or permit to be used or kept, any hazardous or toxic materials or any foul or noxious gas or substance in the Premises or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, vibrations or interfere in any way with other tenants or those having business therein.

14. Tenant shall not cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the Premises which would annoy other tenants or create a public or private nuisance. No cooking shall be done in the Premises except as is expressly permitted in this Lease.

15. Except as specifically provided in the Lease, Tenant shall not conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others.

16. Tenant may, at its sole cost and expense and subject to compliance with all applicable requirements of this Lease, install and maintain vending machines for the exclusive use by Tenant, its officers, employees and business guests, provided that each machine, where necessary shall have a waterproof mat thereunder and be connected to a drain.

17. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord in writing. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Tenant shall not clean or permit the cleaning of any window in the premises from the outside, in violation of any requirements.

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18. Tenant shall store all its trash, garbage and recyclables within the Premises. No material shall be disposed of which may result in a violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be made only though entry ways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall use Building’s hauler.

19. Tenant shall, as part of Annual Operating Costs, provide artificial light for the employees of Landlord while doing janitor service or other cleaning, and in making repairs or alterations in the Premises.

20. The water and wash closets, electrical closets, mechanical rooms, fire stairs and plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of such areas shall be borne by Tenant if it or its servants, employees, agents, visitors or licensees shall have caused the same.

21. Tenant, before closing and leaving the Premises at any time, shall see that all lights, water, faucets, etc. are turned off. All entrance doors in the Premises shall be left locked by Tenant when the Premises are not in use.

22. No bicycles, vehicles or animals of any kind (except for seeing eye dogs) shall be brought into or kept by Tenant in or about the Premises or the Building.

23. Canvassing, soliciting and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

24. The Premises shall not be used for lodging or for any immoral or illegal purposes.

25. The Premises shall not be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods or property of any kind at auction or otherwise, except as specifically permitted by this Lease.

26. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a public stenographer or public typist or for the possession, storage, manufacture or sale of narcotics, dope, tobacco in any form or as a barber or manicure shop or as an employment bureau.

27. The requirements of Tenant will be attended to only upon written application at the management office of the Building, except in the event of any emergency condition. Employees shall not perform any work or do anything outside of their regular duties, unless under special instructions from the management office of Landlord or in response to an emergency condition.

28. Tenant shall be responsible for the delivery and pick up of all mail from the United States Postal Service.

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29. Landlord reserves the right to exclude from the Building between the hours of 8 P.M. and 8 A.M. and at all hours on Saturdays, Sundays and legal holidays all persons who do not present a pass to the Building signed or approved by Landlord.

30. Tenant shall not invite to the Premises, or permit the visit of, persons in such number or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, elevators and other facilities of the Building by other tenants.

31. As and to the extent set forth in the alteration provisions of this Lease. Landlord to review and approve architectural and engineering drawings. The review/alteration of Tenant drawings and/or specifications by Landlord or any of its representatives or agents is not intended to verify the Tenant’s engineering or design requirements and/or solutions. The review/alteration is performed to determine compatibility with the Building’s systems and lease conditions.

32. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor or any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

33. Landlord shall not be responsible to Tenant or to any other person for the nonobservance or violation of these Rules and Regulations by any other tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.

34. These Rules and Regulations, and any additions thereto, shall not be constructed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease in the Building. To the extent of any conflict between these Rules and Regulations and this Lease, this Lease shall control.

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EXHIBIT “F”

CLEANING SPECIFICATIONS

GENERAL CLEANING

NIGHTLY

General Offices:

1.	All hard surfaced flooring to be swept using approved dustdown preparation.

2.	Carpet sweep all carpets, moving only light furniture (desks, file cabinets, etc. not to be moved).

3.	Hand dust and wipe clean all furniture, fixtures and window sills.

4.	Empty all waste receptacles and remove wastepaper.

5.	Wash clean all Building water fountains and coolers.

6.	Sweep all private stairways.

Lavatories:

1.	Sweep and wash all floors, using proper disinfectants.

2.	Wash and polish all mirrors, shelves, bright work and enameled surfaces.

3.	Wash and disinfect all basins, bowls and urinals.

4.	Wash all toilet seats.

5.	Hand dust and clean all partitions, tile walls, dispensers and receptacles in lavatories and restrooms.

6.	Empty paper receptacles, fill receptacles from tenant supply and remove wastepaper.

7.	Fill toilet tissue holders from tenant supply.

8.	Empty and clean sanitary disposal receptacles.

Common	Areas:

1.	Sweep elevator cabs and lobby

WEEKLY

1.	Vacuum all carpeting and rugs.

2.	Dust all door louvers and other ventilating louvers within a person’s normal reach.

3.	Wipe clean all brass and other bright work.

QUARTERLY

High dust premises completely including the following:

1.	Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

2.	Dust all vertical surfaces, such as walls, partitions, doors, bucks and other surfaces not reached in nightly cleaning.

3.	Dust all venetian blinds.

4.	Vacuum all grill and duct work

SEMI-ANNUALLY

1.	Wash all interior and exterior windows.

EVERY THREE YEARS

1.	Shampoo all carpeting.

MISCELLANEOUS

1.	Place floor mats in lobby during inclement weather,

EXHIBIT “G”

CONFIRMATION OF THE EXISTENCE OF A REGISTERED OFFICE IN THE

FEDERAL REPUBLIC OF GERMANY

Spaceflight Industries, Inc., organized under the laws of the State of                 , United States of America hereby certifies that:

For the purpose of the German balance-of-payments statistics, we are considered to be a company that has its registered office in Germany: Yes             No

For the purpose of the German balance-of-payments statistics, we are considered to be a company that does not have its registered office in Germany: Yes              No

In addition, please confirm this status with either (a) your firm’s seal and the signature of an employee authorized to represent your firm or (b) the notarized signature of an authorized employee.

SPACEFLIGHT INDUSTRIES, INC.

By:
Its:
Date:

(Seal)

EXHIBIT “H”

HVAC SPECIFICATIONS

The Building HVAC System serving the Premises is designed to maintain average temperatures within the Premises of (i) not less than 68 degrees F. during the heating season when outdoor temperature is 5 degree F. or more and (ii) not more than 78 degrees F. and fifty percent (50%) humidity + five percent (5%) during the cooling season, when the outdoor temperatures are at 89 degrees F. dry bulb and 73 degrees F. wet bulb, with, in the case of clauses (i) and (ii), a population load per floor of not more than one (1) person per on hundred (100) square feet of useable area, other than in dining and other special use areas per floor for all purposes, and shades fully drawn and closed, including lighting and power, and to provide at least .15 CFM of outside ventilation per square foot of rentable area. Use of the Premises, or any part thereof, in a manner exceeding the foregoing design conditions, or rearrangement of partitioning after the initial preparation of the Premises which interferes with normal operation of the air-conditioning service in the Premises may require changes in the air-conditioning system serving the Premises to be made by the Tenant.

EXHIBIT I

Form of Letter of Credit

[LETTERHEAD OF ISSUER OF LETTER OF CREDIT]

                    , 20

NORTHRIDGE OFFICE BUILDING LLC

C/O JONES LANG LASALLE AMERICAS, INC.

3190 FAIRVIEW PARK DRIVE, SUITE 220

FALLS CHURCH, VA 22042

ATTN: GENERAL MANAGER

REF: IRREVOCABLE LETTER OF CREDIT NO.

GENTLEMEN:

WE HEREBY OPEN OUR UNCONDITIONAL IRREVOCABLE CLEAN LETTER OF CREDIT NO.                     IN YOUR FAVOR AVAILABLE BY YOUR DRAFT(S) AT SIGHT FOR AN AMOUNT NOT TO EXCEED IN THE AGGREGATE ($                    ) EFFECTIVE IMMEDIATELY.

ALL DRAFTS SO DRAWN MUST BE MARKED “DRAWN UNDER IRREVOCABLE LETTER OF CREDIT OF [ISSUING BANK], NO.                     , DATED                     , 200     .”

THIS LETTER OF CREDIT IS ISSUED, PRESENTABLE AND PAYABLE AT OUR OFFICE AT                                     ,                  , VIRGINIA OR SUCH OTHER OFFICE IN             , VIRGINIA AS WE MAY DESIGNATE BY WRITTEN NOTICE TO YOU, AND EXPIRES WITH OUR CLOSE OF BUSINESS ON                     . IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE AUTOMATICALLY EXTENDED FOR ADDITIONAL TWELVE MONTH PERIODS THROUGH                      [120 DAYS AFTER LEASE EXPIRATION], UNLESS WE INFORM YOU IN WRITING BY REGISTERED MAIL DISPATCHED BY US AT LEAST 60 DAYS PRIOR TO THE THEN EXPIRATION DATE THAT THIS LETTER OF CREDIT SHALL NOT BE EXTENDED. IN THE EVENT THIS CREDIT IS NOT EXTENDED FOR AN ADDITIONAL PERIOD AS PROVIDED ABOVE, YOU MAY DRAW HEREUNDER. SUCH DRAWING IS TO BE MADE BY MEANS OF A DRAFT ON US AT SIGHT WHICH MUST BE PRESENTED TO US BEFORE THE THEN EXPIRATION DATE OF THIS LETTER OF CREDIT. THIS LETTER OF CREDIT CANNOT BE MODIFIED OR REVOKED WITHOUT YOUR CONSENT. THIS LETTER OF CREDIT IS PAYABLE IN MULTIPLE DRAFTS AND SHALL BE TRANSFERABLE BY YOU WITHOUT ADDITIONAL CHARGE.

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WE HEREBY DO UNDERTAKE TO PROMPTLY HONOR YOUR SIGHT DRAFT OR DRAFTS DRAWN ON US, INDICATING OUR LETTER OF CREDIT NO.                  FOR THE AMOUNT AVAILABLE TO BE DRAWN ON THIS LETTER OF CREDIT UPON PRESENTATION OF YOUR SIGHT DRAFT IN THE FORM OF SCHEDULE A ATTACHED HERETO DRAWN ON US AT OUR OFFICES SPECIFIED ABOVE DURING OUR USUAL BUSINESS HOURS ON OR BEFORE THE EXPIRATION DATE HEREOF.

EXCEPT AS EXPRESSLY STATED HEREIN, THIS UNDERTAKING IS NOT SUBJECT TO ANY AGREEMENTS, REQUIREMENTS OR QUALIFICATION. OUR OBLIGATION UNDER THIS LETTER OF CREDIT IS OUR INDIVIDUAL OBLIGATION AND IS IN NO WAY CONTINGENT UPON REIMBURSEMENT WITH RESPECT THERETO OR UPON OUR ABILITY TO PERFECT ANY LIEN, SECURITY INTEREST OR ANY OTHER REIMBURSEMENT.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTER-NATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590, AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, AND AS TO MATTERS NOT GOVERNED BY THE INTERNATIONAL STANDBY PRACTICES (ISP98), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA AND APPLICABLE U.S. LAW.

[ISSUER OF LETTER OF CREDIT]

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EXHIBIT A TO LETTER OF CREDIT

FOR VALUE RECEIVED

PAY AT SIGHT BY WIRE TRANSFER IN IMMEDIATELY AVAILABLE FUNDS TO                          THE SUM OF U.S. $                 DRAWN UNDER IRREVOCABLE LETTER OF CREDIT NO.                    , DATED                , 200    , ISSUED BY                                    .

TO:		[ISSUER OF LETTER OF CREDIT]

, VIRGINIA

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